As filed with the Securities and Exchange Commission on June 21, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware	6324	82-4991898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

SEE TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS LISTED ON FOLLOWING PAGE

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Nicole S. Jones, Esq.
Executive Vice President and General Counsel
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copy to:

David E. Shapiro, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Floating Rate Notes due 2020	$1,000,000,000	100%	$1,000,000,000	$121,200.00
Guarantees of the Senior Floating Rate Notes due 2020	N/A	N/A	N/A		(2)
3.200% Senior Notes due 2020	$1,750,000,000	100%	$1,750,000,000	$212,100.00
Guarantees of the 3.200% Senior Notes due 2020	N/A	N/A	N/A		(2)
Senior Floating Rate Notes due 2021	$1,000,000,000	100%	$1,000,000,000	$121,200.00
Guarantees of the Senior Floating Rate Notes due 2021	N/A	N/A	N/A		(2)
3.400% Senior Notes due 2021	$1,250,000,000	100%	$1,250,000,000	$151,500.00
Guarantees of the 3.400% Senior Notes due 2021	N/A	N/A	N/A		(2)
Senior Floating Rate Notes due 2023	$700,000,000	100%	$700,000,000	$84,840.00
Guarantees of the Senior Floating Rate Notes due 2023	N/A	N/A	N/A		(2)
3.750% Senior Notes due 2023	$3,100,000,000	100%	$3,100,000,000	$375,720.00
Guarantees of the 3.750% Senior Notes due 2023	N/A	N/A	N/A		(2)
4.125% Senior Notes due 2025	$2,200,000,000	100%	$2,200,000,000	$266,640.00
Guarantees of the 4.125% Senior Notes due 2025	N/A	N/A	N/A		(2)
4.375% Senior Notes due 2028	$3,800,000,000	100%	$3,800,000,000	$460,560.00
Guarantees of the 4.375% Senior Notes due 2028	N/A	N/A	N/A		(2)
4.800% Senior Notes due 2038	$2,200,000,000	100%	$2,200,000,000	$266,640.00
Guarantees of the 4.800% Senior Notes due 2038	N/A	N/A	N/A		(2)
4.900% Senior Notes due 2048	$3,000,000,000	100%	$3,000,000,000	$363,600.00
Guarantees of the 4.900% Senior Notes due 2048	N/A	N/A	N/A		(2)

(1)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Registrant as Specified in its Charter and Address	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Cigna Holding Company 900 Cottage Grove Road Bloomfield, Connecticut 06002 (860) 226-6000	Delaware	6324	06-1059331
Express Scripts Holding Company One Express Way St. Louis, MO 63121 314-996-0900	Delaware	5912	45-2884094

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2019

Cigna Corporation

Offer to Exchange New Notes Set Forth Below
Registered Under the Securities Act of 1933
for
Any and All Corresponding Outstanding Old Notes
Set Forth Opposite Below

New Notes	Old Notes
$1,000,000,000 Senior Floating Rate Notes due 2020	$1,000,000,000 Senior Floating Rate Notes due 2020
$1,750,000,000 3.200% Senior Notes due 2020	$1,750,000,000 3.200% Senior Notes due 2020
$1,000,000,000 Senior Floating Rate Notes due 2021	$1,000,000,000 Senior Floating Rate Notes due 2021
$1,250,000,000 3.400% Senior Notes due 2021	$1,250,000,000 3.400% Senior Notes due 2021
$700,000,000 Senior Floating Rate Notes due 2023	$700,000,000 Senior Floating Rate Notes due 2023
$3,100,000,000 3.750% Senior Notes due 2023	$3,100,000,000 3.750% Senior Notes due 2023
$2,200,000,000 4.125% Senior Notes due 2025	$2,200,000,000 4.125% Senior Notes due 2025
$3,800,000,000 4.375% Senior Notes due 2028	$3,800,000,000 4.375% Senior Notes due 2028
$2,200,000,000 4.800% Senior Notes due 2038	$2,200,000,000 4.800% Senior Notes due 2038
$3,000,000,000 4.900% Senior Notes due 2048	$3,000,000,000 4.900% Senior Notes due 2048

Principal Terms of the Exchange Offer:

Cigna Corporation (“Cigna”) will exchange all outstanding unregistered Senior Floating Rate Notes due 2020 (the “Old 18-Month Floating Rate Notes”), 3.200% Senior Notes due 2020 (the “Old 2-Year Fixed Rate Notes”), Senior Floating Rate Notes due 2021 (the “Old 3-Year Floating Rate Notes”), 3.400% Senior Notes due 2021 (the “Old 3-Year Fixed Rate Notes”), Senior Floating Rate Notes due 2023 (the “Old 5-Year Floating Rate Notes,” and together with the Old 18-Month Floating Rate Notes and the Old 3-Year Floating Rate Notes, the “Old Floating Rate Notes”), 3.750% Senior Notes due 2023 (the “Old 5-Year Fixed Rate Notes”), 4.125% Senior Notes due 2025 (the “Old 7-Year Fixed Rate Notes”), 4.375% Senior Notes due 2028 (the “Old 10-Year Fixed Rate Notes”), 4.800% Senior Notes due 2038 (the “Old 20-Year Fixed Rate Notes”) and 4.900% Senior Notes due 2048 (the “Old 30-Year Fixed Rate Notes” and, together with the Old 2-Year Fixed Rate Notes, the Old 3-Year Fixed Rate Notes, the Old 5-Year Fixed Rate Notes, the Old 7-Year Fixed Rate Notes, the Old 10-Year Fixed Rate Notes and the Old 20-Year Fixed Rate Notes, the “Old Fixed-Rate Notes,” and the Old Fixed-Rate Notes together with the Old Floating Rate Notes, the “Old Notes”) which were issued on September 17, 2018 in a private offering that are validly tendered and not validly withdrawn for an equal principal amount of new Senior Floating Rate Notes due 2020 (the “18-Month Floating Rate Exchange Notes”), new 3.200% Senior Notes due 2020 (the “2-Year Fixed Rate Exchange Notes”), new Senior Floating Rate Notes due 2021 (the “3-Year Floating Rate Exchange Notes”), new 3.400% Senior Notes due 2021 (the “3-Year Fixed Rate Exchange Notes”), new Senior Floating Rate Notes due 2023 (the “5-Year Floating Rate Exchange Notes,” and together with the 18-Month Floating Rate Exchange Notes and the 3-Year Floating Rate Exchange Notes, the “Floating Rate Exchange Notes”), new 3.750% Senior Notes due 2023 (the “5-Year Fixed Rate Exchange Notes”), new 4.125% Senior Notes due 2025 (the “7-Year Fixed Rate Exchange Notes”), new 4.375% Senior Notes due 2028 (the “10-Year Fixed Rate Exchange Notes”), new 4.800% Senior Notes due 2038 (the “20-Year Fixed Rate Exchange Notes”) and new 4.900% Senior Notes due 2048 (the “30-Year Fixed Rate Exchange Notes” and, together with the 2-Year Fixed Rate Exchange Notes, the 3-Year Fixed Rate Exchange Notes, the 5-Year Fixed Rate Exchange Notes, the 7-Year Fixed Rate Exchange Notes, the 10-Year Fixed Rate Exchange Notes and the 20-Year Fixed Rate Exchange Notes, the “Fixed Rate Exchange Notes,” and the Fixed Rate Exchange Notes together with the Floating Rate Exchange Notes, the “Exchange Notes” and each of them a “series” of Exchange Notes) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The exchange offer expires at 5:00 p.m., New York City time, on         , 2019, unless Cigna extends the offer. You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency.

Principal Terms of the Exchange Notes:

The terms of the Exchange Notes to be issued in the exchange offer are substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement. Like the Old Notes, the Exchange Notes include special mandatory redemption, required merger and segregated collateral provisions; such provisions are no longer operative. No public market currently exists for the Old Notes. Cigna does not intend to list the Exchange Notes on any securities exchange, and, therefore, no active public market is anticipated.

The Exchange Notes will be unsecured, unsubordinated obligations of Cigna and will rank equally in right of payment with all of Cigna’s existing and future unsecured, unsubordinated indebtedness.

Cigna Holding Company, a Delaware corporation (“Cigna Holding Company”), and Express Scripts Holding Company, a Delaware corporation (“Express Scripts”, and, together with Cigna Holding Company, the “Guarantors”), will guarantee Cigna’s obligations under the Exchange Notes, including the payment of principal of, premium, if any, and interest on the notes (the “Guarantees”). The Guarantees will be unsecured, unsubordinated obligations of the Guarantors. Such Guarantees will effectively rank junior to any of such Guarantor’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and will be structurally subordinated to any indebtedness and other liabilities of any such Guarantor’s subsidiaries. The Guarantees will terminate in the circumstances described under “Description of Notes—Guarantees.”

You should carefully consider the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Cigna has agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, Cigna will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution.”

None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Exchange Notes, the Guarantees or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2019.

Cigna has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. Cigna cannot take responsibility for, nor provide assurances as to the reliability of, external information that others may give you. This document may only be used where it is legal to sell these securities.

No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Cigna. You should assume that the information contained in this prospectus is accurate only as of its date.

This prospectus does not constitute an offer to sell or buy any Exchange Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Exchange Notes and participate in the exchange offer solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

Unless otherwise indicated or the context otherwise requires: (1) all references to the “Merger” refer to the mergers of Cigna Holding Company with and into a wholly owned subsidiary of Cigna and of Express Scripts with and into a wholly owned subsidiary of Cigna, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2018, by and among Cigna, Express Scripts, Cigna Holding Company, Halfmoon I, Inc. and Halfmoon II, Inc., (2) all references to “Cigna,” “we,” “Company,” “our” and “us” mean Cigna Corporation and its subsidiaries, including Cigna Holding Company and its subsidiaries and, for all periods following the Merger, Express Scripts and its subsidiaries and (3) all references to “Express Scripts” mean Express Scripts Holding Company and its subsidiaries.

Cigna has filed with the SEC a registration statement on Form S-4 with respect to the exchange offer and the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about Cigna, the exchange offer and the Exchange Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements Cigna makes in this prospectus about certain contracts or other documents are not necessarily complete. When Cigna makes such statements, Cigna refers you

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to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. This registration statement incorporates important business and financial information about Cigna that is not included or delivered with this document. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

In order to ensure timely delivery, you must request the information no later than , 2019, which is five business days before the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information included in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Cigna’s current expectations and projections about future trends, events and uncertainties. These statements are not historical facts. Forward-looking statements may include, among others, statements concerning future financial or operating performance, including our ability to deliver affordable, personalized and innovative solutions for our customers and clients; future growth, business strategy, strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas; financing or capital deployment plans and amounts available for future deployment; our prospects for growth in the coming years; the Merger; and other statements regarding Cigna’s future beliefs, expectations, plans, intentions, financial condition or performance. You may identify forward-looking statements by the use of words such as “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such risks and uncertainties include, but are not limited to: our ability to achieve our financial, strategic and operational plans or initiatives; our ability to predict and manage medical and pharmacy costs and price effectively; our ability to adapt to changes or trends in an evolving and rapidly changing industry; our ability to effectively differentiate our products and services from those of our competitors and maintain or increase market share; our ability to develop and maintain good relationships with physicians, hospitals, other health care providers and pharmaceutical manufacturers; changes in drug pricing; the impact of modifications to our operations and processes; our ability to identify potential strategic acquisitions or transactions and realize the expected benefits (including anticipated synergies) of such transactions in full or within the anticipated time frame, including with respect to the Merger, as well as our ability to integrate operations, resources and systems; the substantial level of government regulation over our business and the potential effects of new laws or regulations or changes in existing laws or regulations; the outcome of litigation, regulatory audits, investigations, actions and/or guaranty fund assessments; uncertainties surrounding participation in government-sponsored programs such as Medicare; the effectiveness and security of our information technology and other business systems; the impact of our debt service obligations on the availability of funds for other business purposes; unfavorable industry, economic or political conditions, including foreign currency movements; acts of war, terrorism, natural disasters or pandemics; as well as more specific risks and uncertainties discussed in Part I, Item 1A—Risk Factors and Part II, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Form 10-K for the fiscal year ended December 31, 2018 and as described from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”).

You should not place undue reliance on forward-looking statements that speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Cigna undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offer or the Exchange Notes, including information that may be important to you. To better understand Cigna’s business and financial position, you should carefully review this entire document and the documents incorporated herein by reference, including the information under “Risk Factors.” Some of the statements contained in this “Summary” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Cigna Corporation

Cigna Corporation (“Cigna”) is a global health services organization dedicated to a mission of helping those we serve improve their health, well-being and peace of mind. Cigna’s evolved strategy in support of this mission is to “Go Deeper”, “Go Local” and “Go Beyond,” using a differentiated set of medical, pharmacy, behavioral, dental, disability, life and accident insurance and related products and services offered by its subsidiaries. By combining with Express Scripts, Cigna’s expanded capabilities now include: 1) a broader portfolio of specialty services, some of which can be offered on a stand-alone basis; 2) integrated behavioral, medical and pharmacy management services; 3) leading specialty pharmacy expertise; and 4) advanced analytics that help us engage more meaningfully with individuals, plan sponsors we serve, and our provider partners. These capabilities accelerate Cigna’s ability to drive improved cost affordability, quality of care and predictability.

Cigna’s principal executive offices are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002. Cigna’s telephone number is (860) 226-6000.

Cigna Holding Company (formerly Cigna Corporation) was incorporated in Delaware in 1981. Halfmoon Parent, Inc. was incorporated in Delaware in March 2018. Halfmoon Parent, Inc. was renamed Cigna Corporation concurrently with the consummation of the Merger. The Merger is discussed more fully in Note 3, “Mergers, Acquisitions and Dispositions”, of the Notes to the Consolidated Financial Statements in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2018.

Cigna also maintains an Internet site at www.Cigna.com. Cigna’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE EXCHANGE OFFER

On September 17, 2018, Cigna completed the private offering of $1,000,000,000 aggregate principal amount of Senior Floating Rate Notes due 2020 (the “Old 18-Month Floating Rate Notes”), $1,750,000,000 aggregate principal amount of 3.200% Senior Notes due 2020 (the “Old 2-Year Fixed Rate Notes”), $1,000,000,000 aggregate principal amount of Senior Floating Rate Notes due 2021 (the “Old 3-Year Floating Rate Notes”), $1,250,000,000 aggregate principal amount of 3.400% Senior Notes due 2021 (the “Old 3-Year Fixed Rate Notes”), $700,000,000 aggregate principal amount of Senior Floating Rate Notes due 2023 (the “Old 5-Year Floating Rate Notes,” and together with the Old 18-Month Floating Rate Notes and the Old 3-Year Floating Rate Notes, the “Old Floating Rate Notes”), $3,100,000,000 aggregate principal amount of 3.750% Senior Notes due 2023 (the “Old 5-Year Fixed Rate Notes”), $2,200,000,000 aggregate principal amount of 4.125% Senior Notes due 2025 (the “Old 7-Year Fixed Rate Notes”), $3,800,000,000 aggregate principal amount of 4.375% Senior Notes due 2028 (the “Old 10-Year Fixed Rate Notes”), $2,200,000,000 aggregate principal amount of 4.800% Senior Notes due 2038 (the “Old 20-Year Fixed Rate Notes”) and $3,000,000,000 aggregate principal amount of 4.900% Senior Notes due 2048 (the “Old 30-Year Fixed Rate Notes” and, together with the Old 2-Year Fixed Rate Notes, the Old 3-Year Fixed Rate Notes, the Old 5-Year Fixed Rate Notes, the Old 7-Year Fixed Rate Notes, the Old 10-Year Fixed Rate Notes and the Old 20-Year Fixed Rate Notes, the “Old Fixed-Rate Notes,” and the Old Fixed Rate Notes together with the Old Floating Rate Notes, the “Old Notes” and each of them a “series” of Old Notes).

In connection with that private offering, Cigna entered into a registration rights agreement with respect to the Old Notes with the initial purchasers named therein. In that agreement, Cigna agreed, among other things, to deliver this prospectus for the exchange of up to $1,000,000,000 aggregate principal amount of new Senior Floating Rate Notes due 2020 (the “18-Month Floating Rate Exchange Notes”), $1,750,000,000 aggregate principal amount of new 3.200% Senior Notes due 2020 (the “2-Year Fixed Rate Exchange Notes”), $1,000,000,000 aggregate principal amount of new Senior Floating Rate Notes due 2021 (the “3-Year Floating Rate Exchange Notes”), $1,250,000,000 aggregate principal amount of new 3.400% Senior Notes due 2021 (the “3-Year Fixed Rate Exchange Notes”), $700,000,000 aggregate principal amount of new Senior Floating Rate Notes due 2023 (the “5-Year Floating Rate Exchange Notes,” and together with the 18-Month Floating Rate Exchange Notes and the 3-Year Floating Rate Exchange Notes, the “Floating Rate Exchange Notes”), $3,100,000,000 aggregate principal amount of new 3.750% Senior Notes due 2023 (the “5-Year Fixed Rate Exchange Notes”), $2,200,000,000 aggregate principal amount of new 4.125% Senior Notes due 2025 (the “7-Year Fixed Rate Exchange Notes”), $3,800,000,000 aggregate principal amount of new 4.375% Senior Notes due 2028 (the “10-Year Fixed Rate Exchange Notes”), $2,200,000,000 aggregate principal amount of new 4.800% Senior Notes due 2038 (the “20-Year Fixed Rate Exchange Notes”) and $3,000,000,000 aggregate principal amount of new 4.900% Senior Notes due 2048 (the “30-Year Fixed Rate Exchange Notes” and, together with the 2-Year Fixed Rate Exchange Notes, the 3-Year Fixed Rate Exchange Notes, the 5-Year Fixed Rate Exchange Notes, the 7-Year Fixed Rate Exchange Notes, the 10-Year Fixed Rate Exchange Notes and the 20-Year Fixed Rate Exchange Notes, the “Fixed Rate Exchange Notes,” and the Fixed Rate Exchange Notes together with the Floating Rate Exchange Notes, the “Exchange Notes” and each of them a “series” of Exchange Notes) that have been registered under the Securities Act for the Old Notes that were issued on September 17, 2018.

The Exchange Notes will be substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement.

Like the Old Notes, the Exchange Notes include special mandatory redemption, required merger and segregated collateral provisions; such provisions are no longer operative.

Old Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “The Exchange Notes” and “Description of Notes” for further information regarding the Exchange Notes. You should also read the discussion under the heading “Terms of the Exchange Offer” for further information regarding the exchange offer and resale of the Exchange Notes.

Exchange Offer
Cigna will exchange its Exchange Notes for a like aggregate principal amount and maturity of its Old Notes as provided in the registration rights agreement related to the Old Notes. The exchange offer is intended to satisfy the rights granted to holders of the Old Notes in that agreement. After the exchange offer is complete you will no longer be entitled to any exchange or registration rights with respect to your Notes.
Resales
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Cigna believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by you (unless you are Cigna’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:
•	are acquiring the Exchange Notes in the ordinary course of business; and
•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

By signing the letter of transmittal and exchanging your Old Notes for Exchange Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Any holder of Old Notes who:

•	is Cigna’s affiliate;
•	does not acquire the Exchange Notes in the ordinary course of its business; or
•	cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters;

must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Cigna will not assume, nor will Cigna indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Exchange Notes issued to you in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If applicable law or applicable interpretations of the staff of the SEC do not permit Cigna to effect the exchange offer, or if the exchange offer is not consummated by September 17, 2019 for any reason, or upon the request of holders of the notes under certain circumstances, Cigna will be required to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of the Old Notes. See “Terms of the Exchange Offer—Additional Obligations.”

Expiration Time
The exchange offer will expire at 5:00 p.m., New York City time, on        , 2019, or such later date and time to which Cigna extends it. Cigna does not currently intend to extend the expiration time.
Conditions to the Exchange Offer
The exchange offer is subject to the following conditions, which Cigna may waive:
•	the exchange offer does not violate applicable law or applicable interpretations of the staff of the SEC; and
•	there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to this exchange offer, which, in Cigna’s judgment, could reasonably be expected to impair Cigna’s ability to proceed with the exchange offer.

See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Old Notes
If you wish to accept and participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC described herein.

By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you will represent to Cigna that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;
•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and
•	you are not an “affiliate” of Cigna as defined in Rule 405 under the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.

If you are a beneficial owner that holds Old Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Old Notes, contact Euroclear or Clearstream directly to ascertain their procedure for tendering Old Notes and comply with such procedure.

Withdrawal of Tenders
A tender of Old Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offer—Exchange Agent” before the expiration time of the exchange offer.

Acceptance of the Old Notes
and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, Cigna will accept any and all Old Notes that are properly tendered in this exchange offer and not properly withdrawn before the expiration time. Cigna will return any Old Notes that Cigna does not accept for exchange to its registered holder at its expense promptly after the expiration time. Cigna will deliver the Exchange Notes to the registered holders of Old Notes accepted for exchange promptly after the expiration time and acceptance of such Old Notes. Please refer to the section in this prospectus entitled “Terms of the Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of Exchange Notes.”
Effect on Holders of
Old Notes
As a result of making, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the exchange offer, Cigna will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in the exchange offer, you will continue to hold your Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. See “Terms of the Exchange Offer—Purpose and Effect of the Exchange Offer.”
Consequences of Failure to Exchange
All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Old Notes will become more limited to the extent that other holders of Old Notes participate in the exchange offer. Following consummation of the exchange offer, Cigna will not be required to register under the Securities Act any Old Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Old Notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. If your Old Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Old Notes. See “Terms of the Exchange Offer—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations
The exchange of Old Notes for Exchange Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”
Exchange Agent
U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “Terms of the Exchange Offer—Exchange Agent.”

THE EXCHANGE NOTES

The terms of the Exchange Notes are summarized below solely for your convenience. This summary is not a complete description of the Exchange Notes. You should read the full text and more specific details contained elsewhere in this prospectus, including the “Risk Factors” section and consolidated financial statements and the notes thereto incorporated by reference into this prospectus. For a more detailed description of the Exchange Notes, see the discussion under the caption “Description of Notes” beginning on page 33 of this prospectus. As used herein, the terms “Company,” “we” and “our” refer only to Cigna Corporation and not any of its subsidiaries.

Issuer
Cigna Corporation
Securities Offered
$1,000,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2020 (the “18-Month Floating Rate Exchange Notes”),

$1,750,000,000 in aggregate principal amount of 3.200% Senior Notes due 2020 (the “2-Year Fixed Rate Exchange Notes”),

$1,000,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2021 (the “3-Year Floating Rate Exchange Notes”),

$1,250,000,000 in aggregate principal amount of 3.400% Senior Notes due 2021 (the “3-Year Fixed Rate Exchange Notes”),

$700,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2023 (the “5-Year Floating Rate Exchange Notes,” and together with the 18-Month Floating Rate Exchange Notes and the 3-Year Floating Rate Exchange Notes, the “Floating Rate Exchange Notes”),

$3,100,000,000 in aggregate principal amount of 3.750% Senior Notes due 2023 (the “5-Year Fixed Rate Exchange Notes”),

$2,200,000,000 in aggregate principal amount of 4.125% Senior Notes due 2025 (the “7-Year Fixed Rate Exchange Notes”),

$3,800,000,000 in aggregate principal amount of 4.375% Senior Notes due 2028 (the “10-Year Fixed Rate Exchange Notes”),

$2,200,000,000 in aggregate principal amount of 4.800% Senior Notes due 2038 (the “20-Year Fixed Rate Exchange Notes”) and

$3,000,000,000 in aggregate principal amount of 4.900% Senior Notes due 2048 (the “30-Year Fixed Rate Exchange Notes” and, together with the 2-Year Fixed Rate Exchange Notes, the 3-Year Fixed Rate Exchange Notes, the 5-Year Fixed Rate Exchange Notes, the 7-Year Fixed Rate Exchange Notes, the 10-Year Fixed Rate Exchange Notes and the 20-Year Fixed Rate Exchange Notes, the “Fixed-Rate Exchange Notes,” and the Fixed Rate Exchange Notes together with the Floating Rate Exchange Notes, the “Exchange Notes”).

See “Description of Notes—General.”

Maturity Dates
The 18-Month Floating Rate Exchange Notes will mature on March 17, 2020.

The 2-Year Fixed Rate Exchange Notes will mature on September 17, 2020.

The 3-Year Floating Rate Exchange Notes will mature on September 17, 2021.

The 3-Year Fixed Rate Exchange Notes will mature on September 17, 2021.

The 5-Year Floating Rate Exchange Notes will mature on July 15, 2023.

The 5-Year Fixed Rate Exchange Notes will mature on July 15, 2023.

The 7-Year Fixed Rate Exchange Notes will mature on November 15, 2025.

The 10-Year Fixed Rate Exchange Notes will mature on October 15, 2028.

The 20-Year Fixed Rate Exchange Notes will mature on August 15, 2038.

The 30-Year Fixed Rate Exchange Notes will mature on December 15, 2048.

See “Description of Notes—General.”

Interest
A floating rate, reset quarterly, equal to three-month LIBOR plus 0.350% per annum for the 18-Month Floating Rate Exchange Notes.

3.200% per annum for the 2-Year Fixed Rate Exchange Notes.

A floating rate, reset quarterly, equal to three-month LIBOR plus 0.650% per annum for the 3-Year Floating Rate Exchange Notes.

3.400% per annum for the 3-Year Fixed Rate Exchange Notes.

A floating rate, reset quarterly, equal to three-month LIBOR plus 0.890% per annum for the 5-Year Floating Rate Exchange Notes.

3.750% per annum for the 5-Year Fixed Rate Exchange Notes.

4.125% per annum for the 7-Year Fixed Rate Exchange Notes.

4.375% per annum for the 10-Year Fixed Rate Exchange Notes.

4.800% per annum for the 20-Year Fixed Rate Exchange Notes.

4.900% per annum for the 30-Year Fixed Rate Exchange Notes.

See “Description of Notes—Interest on the Fixed Rate Notes” and “Description of Notes—Interest on the Floating Rate Notes.”

Interest Payment Dates
Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest is payable on the Exchange Notes beginning with the first interest payment date following the consummation of the exchange offer.

Interest on the 18-Month Floating Rate Exchange Notes will be payable on March 17, June 17, September 17 and December 17 of each year.

Interest on the 2-Year Fixed Rate Exchange Notes will be payable on March 17 and September 17 of each year.

Interest on the 3-Year Floating Rate Exchange Notes will be payable on March 17, June 17, September 17 and December 17 of each year.

Interest on the 3-Year Fixed Rate Exchange Notes will be payable on March 17 and September 17 of each year.

Interest on the 5-Year Floating Rate Exchange Notes will be payable on January 15, April 15, July 15 and October 15 of each year.

Interest on the 5-Year Fixed Rate Exchange Notes will be payable on January 15 and July 15 of each year.

Interest on the 7-Year Fixed Rate Exchange Notes will be payable on May 15 and November 15 of each year.

Interest on the 10-Year Fixed Rate Exchange Notes will be payable on April 15 and October 15 of each year.

Interest on the 20-Year Fixed Rate Exchange Notes will be payable on February 15 and August 15 of each year.

Interest on the 30-Year Fixed Rate Exchange Notes will be payable on June 15 and December 15 of each year.

See “Description of Notes—Interest on the Fixed Rate Notes” and “Description of Notes—Interest on the Floating Rate Notes.”

Optional Redemption
At any time prior to (i) the Par Call Date (as defined below) in respect of a series of Fixed Rate Exchange Notes other than the 2-Year Fixed Rate Exchange Notes and the 3-Year Fixed Rate Exchange Notes and (ii) the maturity date with respect to the 2-Year Fixed Rate Exchange Notes and the 3-Year Fixed Rate Exchange Notes, we may redeem Fixed Rate Exchange Notes of such series in whole or in part, at the redemption price described in this prospectus.

Subject to the immediately following sentence, at any time on or after the Par Call Date in respect of a series of Exchange Notes, we may redeem Exchange Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed, plus any accrued and unpaid interest, if any, to, but excluding, the redemption date (such redemption, a “Par Call”). The 18-Month Floating Rate Exchange Notes, the 2-Year Floating Rate Exchange Notes, the 2-Year Fixed Rate Exchange Notes and the 3-Year Fixed Rate Exchange Notes shall not be subject to a Par Call.

For purposes hereof, “Par Call Date” in respect of a series of Exchange Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Exchange Notes.

Series of Notes	Par Call Date
3-Year Floating Rate Exchange Notes	September 17, 2019 (2 years prior to the maturity date of such Exchange Notes)
5-Year Floating Rate Exchange Notes	June 15, 2023 (1 month prior to the maturity date of such Exchange Notes)
5-Year Fixed Rate Exchange Notes	June 15, 2023 (1 month prior to the maturity date of such Exchange Notes)
7-Year Fixed Rate Exchange Notes	September 15, 2025 (2 months prior to the maturity date of such Exchange Notes)
10-Year Fixed Rate Exchange Notes	July 15, 2028 (3 months prior to the maturity date of such Exchange Notes)
20-Year Fixed Rate Exchange Notes	February 15, 2038 (6 months prior to the maturity date of such Exchange Notes)
30-Year Fixed Rate Exchange Notes	June 15, 2048 (6 months prior to the maturity date of such Exchange Notes)

See “Description of Notes—Optional Redemption.”

Guarantees
From the date the Exchange Notes are issued until the date, if any, upon which a Guarantee Release Condition (as defined herein) with respect to such Guarantee is satisfied, the Exchange Notes will be guaranteed (the “Guarantees”) by Cigna Holding Company and Express Scripts Holding Company (the “Guarantors”).

See “Description of Notes—Guarantees.”

Ranking
The Exchange Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future indebtedness that is subordinated in right of payment to the Exchange Notes. The Exchange Notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing that indebtedness and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries (other than the Guarantors, if any).

The Guarantee of any Guarantor will be such Guarantor’s unsecured and unsubordinated obligation and will rank equally with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of such Guarantor’s future indebtedness that is subordinated in right of payment to such Guarantee. Such Guarantee will effectively rank junior to any of such Guarantor’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and will be structurally subordinated to any indebtedness and other liabilities of any such Guarantor’s subsidiaries.

See “Description of Notes—Ranking.”

Use of Proceeds
Cigna will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Cigna will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, will not result in any increase in Cigna’s indebtedness.

See “Use of Proceeds.”

Change of Control—
Redemption at the Option of the Holders
A Change of Control Triggering Event (as defined under “Description of Notes—Change of Control Offer”) will occur with respect to Exchange Notes of a series if both a Change of Control and a Below Investment Grade Rating Event (each as defined under “Description of Notes—Change of Control Offer”) occur with respect to the Exchange Notes of such series, in which case, unless we have exercised our right to redeem the Exchange Notes of such series, as described under “Description of Notes—Optional Redemption,” we will be required to make an offer to repurchase all of the Exchange Notes of such series at a price equal to 101% of the principal amount of the Exchange Notes of such series, plus any accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes—Change of Control Offer.”
Covenants
The Indenture (as defined herein) limits our ability to consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property or assets as, or substantially as, an entirety to any person. The Indenture also contains limitations on liens on common stock of our Designated Subsidiaries (as defined herein). Each of these covenants is subject to important qualifications and limitations.

See “Description of Notes—Limitations on Liens on Common Stock of Designated Subsidiaries” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

Minimum Denominations
The Exchange Notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. See “Description of Notes—General.”
Risk Factors
For a discussion of factors you should carefully consider before deciding to purchase the Exchange Notes, see “Forward-Looking Statements” and “Risk Factors” beginning on pages ii and 14, respectively, of this prospectus and the “Risk Factors” discussed in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2018 and Cigna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which documents are in each case incorporated by reference in this prospectus.
No Public Markets
The Exchange Notes are new securities and there are currently no established trading markets for the Exchange Notes. As a result, liquid markets for the Exchange Notes may not be available if you try to sell your Exchange Notes. Cigna does not intend to apply to list the Exchange Notes on any national securities exchange or for inclusion of the Exchange Notes on any automated dealer quotation system.
Trustee and Calculation Agent
The Trustee for the Exchange Notes will be U.S. Bank National Association. The Calculation Agent for the Floating Rate Exchange Notes will be U.S. Bank National Association. See “Description of Notes—Concerning Our Relationship with the Trustee and Calculation Agent.”
Governing Law
The Exchange Notes, the Indenture and the Guarantees will be governed by the laws of the State of New York. See “Description of Notes—Governing Law.”

RISK FACTORS

Investing in the Exchange Notes involves risks. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors discussed below and under “Risk Factors” included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2019.

Risks Related to the Exchange Notes

The Indenture does not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of a series of the Exchange Notes.

The Indenture under which the Exchange Notes will be issued will not limit the amount of debt that we may incur. The Indenture does not contain any financial covenants or other provisions that would afford the holders of such series of the Exchange Notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

The Exchange Notes of each series will be subject to prior claims of secured creditors.

The Exchange Notes of each series will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future indebtedness that is subordinated in right of payment to the Exchange Notes. At such times, such Exchange Notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries (other than the Guarantors (as defined below), if any).

The Exchange Notes of each series will also be fully and unconditionally guaranteed (each, a “Guarantee”), jointly and severally, on an unsecured and unsubordinated basis, by Cigna Holding Company and Express Scripts (each a “Guarantor” and collectively, the “Guarantors”), and the Guarantee of each Guarantor will rank equally with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of such Guarantor’s future indebtedness that is subordinated in right of payment to such guarantees. Additionally, the guarantee of each Guarantor will effectively rank junior to such Guarantor’s existing and future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of such Guarantor’s subsidiaries.

The Indenture governing the Exchange Notes will permit us and our subsidiaries, including Cigna Holding Company and Express Scripts, to incur secured debt under specified circumstances. If we or any of the Guarantors incurs any debt secured by our or its assets, these assets will be subject to the prior claims of the secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the Exchange Notes or the Guarantees, as applicable. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the Exchange Notes or the related Guarantees, as applicable. In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the Exchange Notes or the related Guarantees.

As a holding company, we will require cash from our subsidiaries to make payments on the Exchange Notes.

We are a holding company and, as such, our cash flow and our consequent ability to service our indebtedness, including the Exchange Notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Moreover, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes (other than in respect of the Guarantees by the Guarantors). The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, will be contingent upon the earnings of those subsidiaries and will be subject to various business considerations. As a holding company, if we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the Exchange Notes.

Active trading markets for the Exchange Notes of any series may not develop.

There are no existing trading markets for the Exchange Notes of any series and we do not intend to apply for listing of any series of the Exchange Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that any trading markets for the Exchange Notes of any series will ever develop or will be maintained. If a trading market does not develop or is not maintained for the Exchange Notes of any series, you may find it difficult or impossible to resell such Exchange Notes. Further, there can be no assurance as to the liquidity of any market that may develop for any of the Exchange Notes of any series, your ability to sell the Exchange Notes or the price at which you will be able to sell the Exchange Notes. Future trading prices of any of the Exchange Notes of any series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to us and/or our debt securities and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of an applicable series of the Exchange Notes, the outstanding amount of the Exchange Notes of such series, the terms related to optional redemption of such series of the Exchange Notes, and the level, direction and volatility of market interest rates generally.

The credit ratings for the Exchange Notes of any series could be lowered or withdrawn in the future.

We expect that each series of the Exchange Notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates a series of the Exchange Notes may lower its rating or decide not to continue to rate such series of the Exchange Notes in its sole discretion. The ratings of the Exchange Notes of any series will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates a series of the Exchange Notes could have an adverse effect on the trading prices or liquidity of the Exchange Notes of such series.

We may choose to redeem the Exchange Notes of certain series prior to maturity.

We may redeem some or all of the 2-Year Fixed Rate Exchange Notes, 3-Year Fixed Rate Exchange Notes, 5-Year Fixed Rate Exchange Notes, 7-Year Fixed Rate Exchange Notes, 10-Year Fixed Rate Exchange Notes, 20-Year Fixed Rate Exchange Notes and 30-Year Fixed Rate Exchange Notes (the “Makewhole Redemption Notes”) at any time. We may redeem some or all of the 3-Year Floating Rate Exchange Notes at any time during the two year period prior to the maturity of such Exchange Notes. See “Description of Notes—Optional Redemption.”

Although the Makewhole Redemption Notes contain provisions designed to compensate you for the lost value of such Exchange Notes if we redeem some or all of such Exchange Notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. The 3-Year Floating Rate Exchange Notes do not contain provisions designed to compensate you for the lost value of such Exchange Notes if we redeem some or all of such Exchange Notes prior to maturity. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Exchange Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Exchange Notes.

We may not be able to purchase all of the Exchange Notes upon a Change of Control Triggering Event, which would result in a default under the Exchange Notes.

We will be required to offer to purchase the Exchange Notes upon the occurrence of a “Change of Control Triggering Event” as provided in the Indenture. See “Description of Notes—Change of Control Offer.” However, we may not have sufficient funds to purchase the Exchange Notes in cash at such time. In addition, our ability to purchase the Exchange Notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such purchase would result in a default under each series of the Exchange Notes, as applicable.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and the Guarantees, subordinate claims in respect of the Exchange Notes and the Guarantees and require holders of the Exchange Notes to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and the Guarantees, subordinate claims in respect of the Exchange Notes and the Guarantees and require holders of the Exchange Notes to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes. Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of any Guarantees of the Exchange Notes, including the Guarantees the Guarantors entered into upon issuance of the Exchange Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or Guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the Guarantors, as applicable, issued the Exchange Notes or incurred the Guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the Guarantees and, in the case of (2) only, one of the following was also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent on the date of the issuance of the Exchange Notes;
•	the incurrence of the Guarantees or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the Guarantees;
•	the issuance of the Exchange Notes or the incurrence of the Guarantees left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or
•	we or any of the Guarantors intended to, or believed that we or such Guarantor would, incur debts beyond our or such Guarantor’s ability to pay such debts as they mature.

Enforcement of any of the Guarantees against any Guarantor will be subject to certain defenses available to guarantors in the relevant jurisdiction. These laws and defenses generally include those that relate to corporate purpose or benefit, fraudulent conveyance or transfer, voidable preference, insolvency or bankruptcy challenges, financial assistance, preservation of share capital, thin capitalization, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its Guarantee depending on the amounts of its other obligations and applicable law. Limitations on the enforceability of judgments obtained in New York courts in such jurisdictions could also limit the enforceability of any Guarantee against any Guarantor.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court could find that by virtue of the fact that the Exchange Notes were issued by us for its direct benefit, and only indirectly for any Guarantor’s benefit, that a Guarantor did not receive reasonably equivalent benefit directly or indirectly from the issuance of the Exchange Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Guarantees would not be subordinated to our or any of the Guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of a Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or such Guarantee or subordinate the Exchange Notes or such Guarantee to our presently existing and future indebtedness or that of the related Guarantor, or require the holders of the Exchange Notes to repay any amounts received with respect to such Guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes (or the Guarantees).

Although each Guarantee will contain a provision intended to limit that Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer, this provision may not be effective to protect those Guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its Guarantee worthless.

Furthermore, in the event that a bankruptcy case were to be commenced under the bankruptcy code, we could be subject to claims, with respect to any payments made within 90 days prior to the commencement of such a case, that we or any of the Guarantors were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the Exchange Notes or the Guarantees might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate.

The Guarantees of the Exchange Notes by the Guarantors may be released upon the occurrence of certain events.

A Guarantor will be automatically and unconditionally released from its obligations under the Indenture and with respect to its Guarantee:

•	with respect to any series of Exchange Notes, as applicable, if we exercise our legal defeasance option or our covenant defeasance option as described under “Description of Notes—Defeasance and Covenant Defeasance” with respect to such series of Exchange Notes or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture in respect of such series of Exchange Notes;
•	with respect to all series of Exchange Notes, on the date upon which such entity ceases to be a domestic subsidiary of Cigna; or
•	with respect to all series of Exchange Notes, upon either (x) the substantially simultaneous termination, release or discharge of indebtedness for borrowed money of such Guarantor or any other Guarantor (including any release or discharge that would be conditioned on the release or discharge of the guarantee hereunder or of the termination, release or discharge of any other guarantee or indebtedness for borrowed money) or (y) any other event or circumstance, in each case, as a result of which or upon which the aggregate principal amount of indebtedness for borrowed money issued or borrowed by the Guarantors (collectively) constitutes no more than 20.0% of the aggregate principal amount of indebtedness for borrowed money of Cigna and its subsidiaries, on a consolidated basis, as of such time.

If any such Guarantee is released, no holder of the Exchange Notes will have a claim as a creditor against the applicable Guarantor, and the indebtedness and other liabilities of such subsidiary will be structurally senior to the claim of any holders of the Exchange Notes. See “Description of Notes—Guarantees.”

The amount of interest payable on the Floating Rate Exchange Notes is set only once per interest period based on the three-month U.S. dollar LIBOR on the applicable interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month U.S. dollar LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month U.S. dollar LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month U.S. dollar LIBOR is not an indication that the three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month U.S. dollar LIBOR as an indication of its future performance. You should further note that although the actual three-month U.S. dollar LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month U.S. dollar

LIBOR on the applicable interest determination date, you will not benefit from the three-month U.S. dollar LIBOR at any time other than on the interest determination date for such period. As a result, changes in the three-month U.S. dollar LIBOR may not result in a comparable change in the market value of the Floating Rate Exchange Notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the Floating Rate Exchange Notes.

LIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing national, international and other regulatory guidance and proposals for reform. These reforms may cause such “benchmarks” to perform differently than in the past or to disappear entirely or may have other consequences which cannot be predicted. Any such consequence could have an adverse effect on any notes linked to such a “benchmark,” including the Floating Rate Exchange Notes. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021.

Key regulatory proposals for reform of “benchmarks” in the European Union (“EU”) include the International Organisation of Securities Commissions’ Principles for Financial Benchmarks (July 2013) and Regulation (EU) 2016/1011 of the European Parliament and of the Council of June 8, 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds (the “Benchmarks Regulation”). The Benchmarks Regulation could have a material impact on a “benchmark” rate (and in turn any notes linked to it), if, among other things, (a) subject to applicable transitional provisions, the benchmark administrator is based in the EU and does not obtain authorization or registration (or such authorization or registration is withdrawn), or, if non-EU-based, has not satisfied certain “equivalence” conditions in its local jurisdiction or (b) the methodology or other terms of the “benchmark” are changed in order to comply with the terms of the Benchmarks Regulation, which could have the effect of reducing or increasing the rate or level of the benchmark or affecting the volatility of the published rate or level. In the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. Any of the foregoing changes, any other changes to LIBOR as a result of national, international and other regulatory guidance and proposals for reform or other initiatives, or any further uncertainty surrounding the implementation of such changes, could have an adverse effect on the value of and return on the Floating Rate Exchange Notes.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Floating Rate Exchange Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Floating Rate Exchange Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Floating Rate Exchange Notes to be materially different than expected.

If we, in our sole discretion, determine that LIBOR has been permanently discontinued and we have notified the Calculation Agent of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by us, as a substitute for LIBOR (the “Alternative Rate”) for each future interest determination date for the Floating Rate Exchange Notes, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by us, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Exchange Notes. Notwithstanding the foregoing, if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative

Rate and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders of Exchange Notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments), the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. See “Description of Notes—Interest on the Floating Rate Exchange Notes.”

At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for securities the interest or dividend on which is determined by reference to LIBOR, such as the Floating Rate Exchange Notes. To the extent the three-month LIBOR rate is discontinued or is no longer quoted, the applicable base rate used to calculate interest payments on the Floating Rate Exchange Notes will be determined using the alternative methods described in “Description of Notes—Interest on the Floating Rate Exchange Notes.” Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Floating Rate Exchange Notes if the three-month LIBOR rate was available in its current form. The final alternative method sets the interest rate at the same rate as the immediately preceding interest period. In the event market interest rates rise thereafter, the Floating Rate Exchange Notes would bear a fixed rate and could decline in value because the premium, if any, over market interest rates will decline.

More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark,” such as the Floating Rate Exchange Notes.

Risks Related to the Exchange Offer

You may have difficulty selling the Old Notes that you do not exchange.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes and we will not be required to offer another opportunity for you to exchange your Old Notes for registered notes. The restrictions on transfer of your Old Notes arise because Cigna issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from these requirements. We do not intend to register the Old Notes under the Securities Act. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining Old Notes would be adversely affected. See “Terms of the Exchange Offer—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Old Notes.

You may find it difficult to sell your Exchange Notes, because there is no existing trading market for the Exchange Notes.

You may find it difficult to sell your Exchange Notes because an active trading market for the Exchange Notes may not develop. There is no existing trading market for the Exchange Notes. We do not intend to apply for listing or quotation of the Exchange Notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the Exchange Notes, as well as your ability to sell the Exchange Notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, or resells Exchange Notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

Consummation of the exchange offer may not occur.

The exchange offer is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Old Notes tendered in the exchange offer.

Until we announce whether we have accepted valid tenders of Old Notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate the exchange offer at any time before our announcement of whether we will accept valid tenders of Old Notes for exchange pursuant to the exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Cigna’s acquisition of Express Scripts, which was completed on December 20, 2018, was a significant acquisition to Cigna under Rules 3-15 and 1-02(w) of Regulation S-X under the Securities Act. We have included in Appendix A to this prospectus unaudited pro forma financial information for the year ended December 31, 2018 as if the acquisition had occurred on January 1, 2018 for purposes of Cigna’s statement of income.

USE OF PROCEEDS

Cigna will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Cigna will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, will not result in any increase in Cigna’s indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

Term Loan Credit Agreement.

Cigna borrowed $3.0 billion under its Term Loan Credit Agreement (the “Term Loan Credit Agreement”) to finance the Merger and to pay fees and expenses of the Merger. The Term Loan Credit Agreement contains customary covenants and restrictions, including a financial covenant that Cigna’s leverage ratio may not exceed 60%. There is no remaining amount available for borrowing under this agreement. In the first quarter of 2019, Cigna repaid $1 billion principal of the term loan. The remaining $2 billion term loan principal is diversified among 23 banks.

Revolving Credit Agreement.

Cigna has a Revolving Credit and Letter of Credit Agreement (the “Revolving Credit Agreement”) that matures on April 6, 2023 and is diversified among 23 banks. Cigna can borrow up to $3.25 billion under the Revolving Credit Agreement for general corporate purposes, with up to $500 million available for issuance of letters of credit, decreased by $22 million of letters of credit under the Revolving Credit Agreement as of March 31, 2019. The Revolving Credit Agreement also includes an option to increase the facility amount up to $500 million and an option to extend the termination date for additional one-year periods, subject to consent of the banks. The Revolving Credit Agreement contains customary covenants and restrictions including a financial covenant that Cigna’s leverage ratio may not exceed 60%.

Cigna is the borrower under the Revolving Credit Agreement and the Term Loan Credit Agreement. Cigna Holding Company and Express Scripts Holding Company are guarantors of Cigna’s obligations under the Revolving Credit Agreement and the Term Loan Credit Agreement, and certain other subsidiaries of Cigna may be required to guarantee these obligations under certain circumstances.

Commercial Paper.

The commercial paper program had approximately $560 million outstanding at March 31, 2019 at an average interest rate of 2.90%.

Cigna was in compliance with its debt covenants as of March 31, 2019.

TERMS OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Cigna and the initial purchasers of the Old Notes entered into a registration rights agreement (the “registration rights agreement”) with respect to the Old Notes on September 17, 2018. Pursuant to the registration rights agreement, Cigna agreed to:

•	use commercially reasonable efforts to (1) cause to be filed a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement) and (2) have such registration statement become effective on or before September 17, 2019, which is referred to as the Target Registration Date, and if requested by one or more participating broker-dealers (as defined below), remain effective until 180 days after the expiration time of the exchange offer for use by such participating broker-dealers; and
•	commence the exchange offer for each series promptly after the exchange offer registration statement is declared effective by the SEC and use commercially reasonable efforts to complete the exchange offer for such series not later than 60 days after such effective date.

After the SEC declares the exchange offer registration statement effective, Cigna will offer the Exchange Notes and the related Guarantees in return for the Old Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date Cigna mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to Cigna pursuant to the exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.

Under existing SEC interpretations, Exchange Notes acquired in a registered exchange offer by holders of Old Notes are freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of Cigna, as such terms are interpreted by the SEC, provided that broker-dealers (“participating broker-dealers”) receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the exchange offer registration statement relating to such Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Cigna has agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, Cigna will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.

A holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes in the exchange offer will be required to represent that (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Cigna, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such holder is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Following September 17, 2019, if Cigna receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offer for Exchange Notes, Cigna will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes. See “Exchange Offer; Registration Rights.”

The registration rights agreement provides, among other things, that if Cigna has not exchanged Exchange Notes for all Old Notes validly tendered in accordance with the terms of the exchange offer on or prior to September 17, 2019 or, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to September 17, 2019, the annual interest rate on the registrable securities will increase initially by 0.25% for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If Cigna corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See “Exchange Offer; Registration Rights.”

Resale of Exchange Notes

Based on a series of no-action letters of the staff of the SEC issued to third parties, the Exchange Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes can make the representations set forth below under “—Procedures for Tendering the Old Notes.” However, if such holder intends to participate in a distribution of the Exchange Notes, is a broker-dealer that acquired the Old Notes directly from Cigna for its own account in the initial offering of the Old Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of Cigna as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Old Notes. See “—Additional Obligations.”

A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Cigna has agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, Cigna will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will Cigna accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

The exchange offer is not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Cigna will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration time. Old Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000; provided, that the untendered portion of any Old Note must be in a minimum denomination of $2,000. Cigna will issue $2,000 principal amount or an integral multiple of $1,000 of Exchange Notes in exchange for a corresponding principal amount of Old Notes surrendered in the exchange offer. In exchange for each Old Note surrendered in the exchange offer, Cigna will issue Exchange Notes with a like principal amount.

The form and terms of the Exchange Notes will be substantially identical in all material respects to the form and terms of the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement.

Like the Old Notes, the Exchange Notes include special mandatory redemption, required merger and segregated collateral provisions; such provisions are no longer operative. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, each series of Exchange Notes and the corresponding Old Notes will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Exchange Notes being tendered for exchange.

As of the date of this prospectus, $1,000,000,000 aggregate principal amount of the Old 18-Month Floating Rate Notes, $1,750,000,000 aggregate principal amount of the Old 2-Year Fixed Rate Notes, $1,000,000,000 aggregate principal amount of the Old 3-Year Floating Rate Notes, $1,250,000,000 aggregate principal amount of the Old 3-Year Fixed Rate Notes, $700,000,000 aggregate principal amount of the Old 5-Year Floating Rate Notes, $3,100,000,000 aggregate principal amount of the Old 5-Year Fixed Rate Notes, $2,200,000,000 aggregate principal amount of the Old 7-Year Fixed Rate Notes, $3,800,000,000 aggregate principal amount of the Old 10-Year Fixed Rate Notes, $2,200,000,000 aggregate principal amount of the Old 20-Year Fixed Rate Notes and $3,000,000,000 aggregate principal amount of the Old 30-Year Fixed Rate Notes, respectively, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

Cigna intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

Cigna will be deemed to have accepted for exchange properly tendered Old Notes when Cigna has given oral or written notice (if oral, to be promptly confirmed in writing) of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from Cigna and delivering Exchange Notes to such holders. Subject to the terms of the exchange offer and the registration rights agreement, Cigna expressly reserves the right to amend or terminate the exchange offer, and to not accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Cigna will pay all charges and expenses, other than those brokerage commissions or fees or transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2019, unless, in Cigna’s sole discretion, Cigna extends it.

In order to extend the exchange offer, Cigna will notify the exchange agent orally or in writing (if oral, to be promptly confirmed in writing) of any extension. Cigna will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

Cigna expressly reserves the right, in its sole discretion:

•	to delay accepting for exchange any Old Notes due to an extension of the exchange offer;
•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving oral or written notice (if oral, to be promptly confirmed in writing) of such extension or termination to the exchange agent; or
•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If

Cigna amends the exchange offer in a manner that Cigna determines to constitute a material change, Cigna will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

Without limiting the manner in which Cigna may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, Cigna shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If Cigna makes any material change to this exchange offer, Cigna will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Old Notes. In addition, Cigna will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Cigna will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other terms of the exchange offer, Cigna will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and Cigna may terminate the exchange offer as provided in this prospectus before accepting any Old Notes for exchange, if Cigna determines in its sole discretion:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or
•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer.

In addition, Cigna will not be obligated to accept for exchange the Old Notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering the Old Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

Cigna expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, Cigna may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes as promptly as practicable. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and Cigna may accept them for exchange unless they have been previously withdrawn. Cigna will return any Old Notes that Cigna does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Cigna expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Cigna will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for Cigna’s sole benefit, and Cigna may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in Cigna’s sole discretion; provided that any waiver of a condition of tender will apply to all Old Notes and not only to particular Old Notes. If Cigna fails at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Cigna may assert at any time or at various times.

In addition, Cigna will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Procedures for Tendering the Old Notes

Except as described below, a holder tendering Old Notes must, prior to 5:00 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “—Exchange Agent;” or
•	if Old Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the Exchange Agent.

Transmittal will be deemed made only when actually received or confirmed by the Exchange Agent.

In addition, the Exchange Agent must receive, before 5:00 p.m., New York City time, on the expiration date:

•	certificates for the Old Notes; or
•	confirmation of book-entry transfer of the Old Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that Cigna may enforce the letter of transmittal against such participant.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, Cigna recommends that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Old Notes to anyone other than the Exchange Agent.

If the holder is a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

Cigna will reasonably determine all questions as to the validity, form and eligibility of Old Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

Cigna reserves the right to reject any particular Old Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. Cigna also reserves the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Old Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured before the expiration date of the exchange offer. Neither Cigna, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of the Old Notes. Neither Cigna, the Exchange Agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a physical certificate representing the Old Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by Cigna, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Old Notes will represent, among other things, that:

•	it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;
•	the Exchange Notes will be acquired in the ordinary course of its business;
•	it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;
•	it is not a broker-dealer that purchased any of the Old Notes from us or any of our affiliates for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
•	if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to the Exchange Offer, Cigna will accept, promptly after the expiration date, all Old Notes validly tendered. We will issue the Exchange Notes promptly after the expiration of the Exchange Offer and acceptance of the Old Notes. See “—Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Old Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.

For each Old Note accepted for exchange, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will bear interest from June 21, 2018. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment for accrued interest on the Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the Exchange Offer and will be deemed to have waived their rights to receive such accrued interest on the Old Notes.

In all cases, issuance of Exchange Notes for Old Notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the Old Notes or a book-entry confirmation of the deposit of the Old Notes into the Exchange Agent’s account at the book-entry transfer facility;
•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and
•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of the Old Notes promptly after the expiration of the Exchange Offer. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Old Notes will be returned or recredited promptly after the expiration of the Exchange Offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Old Notes must make book-entry delivery of the Old Notes by causing DTC to transfer those Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer, including its Automated Tender Offer Program, or ATOP, procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that Cigna may enforce the letter of transmittal against the participant. Delivery of Exchange Notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the Exchange Agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice (which may be by facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes and, if applicable, the registration numbers and total principal amount of such Old Notes) and, where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Old Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of these Notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Old Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Old Notes to be withdrawn.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. Cigna will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and Cigna’s determination shall be final and binding on all parties. Cigna will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering the Old Notes” above at any time prior to the expiration time.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

By Facsimile Transmission
(for eligible institutions only):
(651) 466-7372
Attn: Specialized Finance

To Confirm by Telephone:
(800) 934-6802

By Overnight Courier, Registered/ Certified Mail and by Hand:

U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance

Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

Cigna will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. Cigna has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the Exchange Offer, including out-of-pocket expenses for the Exchange Agent, will be paid by Cigna. Cigna will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering circular distributed in connection with the private placement offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement related to the Old Notes, Cigna does not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is Cigna’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Cigna does not currently anticipate that Cigna will register under the Securities Act any Old Notes that remain outstanding after completion of the exchange offer.

Accounting Treatment

Cigna will record the Exchange Notes in Cigna’s accounting records at the same carrying value as the Old Notes, as reflected in Cigna’s accounting records on the date of exchange. Accordingly, Cigna will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Cigna will expense the costs of the exchange offer and amortize the remaining unamortized expenses related to the issuance of the Old Notes over the term of the Exchange Notes.

Additional Obligations

In the registration rights agreement, Cigna agreed that under certain circumstances that it would file a shelf registration statement with the SEC covering resales of notes by holders thereof if:

•	Cigna determines that the exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit Cigna and the Guarantors to effect the exchange offer;
•	for any reason, Cigna and the Guarantors do not consummate the exchange offer by the Target Registration Date; or
•	following the Target Registration Date, Cigna receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in any such exchange offer, Cigna and the Guarantors shall use their commercially reasonable efforts to cause to become effective a shelf registration statement providing for the sale of all the registrable securities of such series by the Holders thereof.

In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Cigna may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Cigna has no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF NOTES

On September 17, 2018, Cigna issued the Old Notes under an indenture dated as of September 17, 2018 between Halfmoon Parent, Inc. (now known as Cigna Corporation) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1 dated as of September 17, 2018 and the Supplemental Indenture No. 2 dated as of December 20, 2018 (the indenture, as so supplemented, the “Indenture”). The Guarantees (as defined below) are evidenced by the Supplemental Indenture No. 2 dated as of December 20, 2018.

The terms of the Exchange Notes will be substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement. Like the Old Notes, the Exchange Notes include special mandatory redemption, required merger and segregated collateral provisions; such provisions are no longer operative. The trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes.

Except as the context otherwise requires, (1) the term “Fixed Rate Notes” means 3.200% Senior Notes due 2020, 3.400% Senior Notes due 2021, 3.750% Senior Notes due 2023, 4.125% Senior Notes due 2025, 4.375% Senior Notes due 2028, 4.800% Senior Notes due 2038, 4.900% Senior Notes due 2048, in each case issued by Cigna pursuant to the Indenture (including the corresponding Exchange Notes offered for exchange hereby, the corresponding Old Notes and any additional notes that bear interest at a fixed rate that Cigna may issue from time to time under the Indenture), (2) the term “Floating Rate Notes” means Floating Rate Senior Notes due 2020, Floating Rate Senior Notes due 2021 and Floating Rate Senior Notes due 2023, in each case issued by Cigna pursuant to the Indenture (including the corresponding Exchange Notes offered for exchange hereby, the corresponding Old Notes and any additional notes that bear interest at a floating rate that Cigna may issue from time to time under the Indenture) and (3) the term “Notes” means the Fixed Rate Notes and the Floating Rate Notes. Capitalized words used in this “Description of Notes” that are not defined in this “Description of Notes” are used herein as defined elsewhere in this prospectus.

The following summary of certain provisions of the Indenture, the Notes and the Guarantees does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes and the Guarantees, including the definitions of certain terms therein and those terms, if any, made part thereof by the Trust Indenture Act. In this “Description of Notes” section, when we refer to the “Company,” “we,” “our,” or “us,” we refer to Cigna Corporation and any successor obligor and not to any of its subsidiaries.

The Indenture does not restrict our ability to incur additional indebtedness, other than certain indebtedness secured by liens on common stock of our Designated Subsidiaries. The Indenture contains negative covenants that apply to us; however, these covenants contain important exceptions. See “—Limitations on Liens on Common Stock of Designated Subsidiaries” and “—Consolidation, Merger and Sale of Assets”.

General

We are offering to exchange $1,000,000,000 in aggregate principal amount of Old 18-Month Floating Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 18-Month Floating Rate Exchange Notes (together with the Old 18-Month Floating Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “18-Month Floating Rate Notes”). The 18-Month Floating Rate Notes mature on March 17, 2020 and bear interest at a floating rate, reset quarterly, equal to LIBOR plus 0.350% per annum.

We are offering to exchange $1,750,000,000 in aggregate principal amount of Old 2-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 2-Year Fixed Rate Exchange Notes (together with the Old 2-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “2-Year Fixed Rate Notes”). The 2-Year Fixed Rate Notes mature on September 17, 2020 and bear interest at a rate of 3.200% per annum.

We are offering to exchange $1,000,000,000 in aggregate principal amount of Old 3-Year Floating Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 3-Year Floating Rate

Exchange Notes (together with the Old 3-Year Floating Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “3-Year Floating Rate Notes”). The 3-Year Floating Rate Notes mature on September 17, 2021 and bear interest at a floating rate, reset quarterly, equal to LIBOR plus 0.650% per annum.

We are offering to exchange $1,250,000,000 in aggregate principal amount of Old 3-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 3-Year Fixed Rate Exchange Notes (together with the Old 3-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “3-Year Fixed Rate Notes”). The 3-Year Fixed Rate Notes mature on September 17, 2021 and bear interest at a rate of 3.400% per annum.

We are offering to exchange $700,000,000 in aggregate principal amount of Old 5-Year Floating Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 5-Year Floating Rate Exchange Notes (together with the Old 5-Year Floating Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “5-Year Floating Rate Notes”). The 5-Year Floating Rate Notes mature on July 15, 2023 and bear interest at a floating rate, reset quarterly, equal to LIBOR plus 0.890% per annum.

We are offering to exchange $3,100,000,000 in aggregate principal amount of Old 5-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 5-Year Fixed Rate Exchange Notes (together with the Old 5-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “5-Year Fixed Rate Notes”). The 5-Year Fixed Rate Notes mature on July 15, 2023 and bear interest at a rate of 3.750% per annum.

We are offering to exchange $2,200,000,000 in aggregate principal amount of Old 7-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 7-Year Fixed Rate Exchange Notes (together with the Old 7-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “7-Year Fixed Rate Notes”). The 7-Year Fixed Rate Notes mature on November 15, 2025 and bear interest at a rate of 4.125% per annum.

We are offering to exchange $3,800,000,000 in aggregate principal amount of Old 10-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 10-Year Fixed Rate Exchange Notes (together with the Old 10-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “10-Year Fixed Rate Notes”). The 10-Year Fixed Rate Notes mature on October 15, 2028 and bear interest at a rate of 4.375% per annum.

We are offering to exchange $2,200,000,000 in aggregate principal amount of Old 20-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 20-Year Fixed Rate Exchange Notes (together with the Old 20-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “20-Year Fixed Rate Notes”). The 20-Year Fixed Rate Notes mature on August 15, 2038, and bear interest at a rate of 4.800% per annum.

We are offering to exchange $3,000,000,000 in aggregate principal amount of Old 30-Year Fixed Rate Notes properly tendered and not withdrawn in the exchange offer for a like amount of 30-Year Fixed Rate Exchange Notes (together with the Old 30-Year Fixed Rate Notes and any additional notes of such series that Cigna may issue from time to time under the Indenture, the “30-Year Fixed Rate Notes”). The 30-Year Fixed Rate Notes mature on December 15, 2048 and bear interest at a rate of 4.900% per annum.

For purposes of this Description of Notes, the term “stated maturity” of the principal of any series of Notes shall mean the date upon which such series of Notes matures as described in the preceding paragraphs under this heading “—General”.

The 18-Month Floating Rate Notes, the 2-Year Fixed Rate Notes, the 3-Year Floating Rate Notes, the 3-Year Fixed Rate Notes, the 5-Year Floating Rate Notes, the 5-Year Fixed Rate Notes, the 7-Year Fixed Rate Notes, the 10-Year Fixed Rate Notes, the 20-Year Fixed Rate Notes and the 30-Year Fixed Rate Notes will constitute separate series under the Indenture. In the future, we may, without the consent of the holders of any series of Notes, increase the principal amounts of any series of Notes offered hereby. The Exchange Notes of each series, the corresponding Old Notes and any additional notes of such series subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

We will issue the Notes only in fully registered form, without coupons, in denominations of $2,000 and multiples of $1,000 in excess thereof.

The Notes are not subject to any sinking fund provision.

In each case, we:

•	make payments on the Notes held in certificated form at the designated office of the Trustee; and
•	may make payments by wire transfer for Notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

Interest on the Fixed Rate Notes

The Fixed Rate Notes of each series bear interest at the applicable annual rate described above under the heading “—General.” Interest on the Fixed Rate Notes that are Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest is payable on the Fixed Rate Notes that are Exchange Notes beginning with the first interest payment date following the consummation of the exchange offer.

Interest is payable on the Fixed Rate Notes semi-annually in arrears on the dates set forth in this paragraph and on the relevant maturity date, to the persons in whose names such Fixed Rate Notes are registered on the record date; provided, however, that interest payable on the relevant maturity date or any relevant redemption date will be payable to the persons to whom the principal of such Fixed Rate Notes is payable.

•	Interest on the 2-Year Fixed Rate Notes and the 3-Year Fixed Rate Notes is payable on March 17 and September 17 of each year;
•	interest on the 5-Year Fixed Rate Notes is payable on January 15 and July 15 of each year;
•	interest on the 7-Year Fixed Rate Notes is payable on May 15 and November 15 of each year;
•	interest on the 10-Year Fixed Rate Notes is payable on April 15 and October 15 of each year;
•	interest on the 20-Year Fixed Rate Notes is payable on February 15 and August 15 of each year; and
•	interest on the 30-Year Fixed Rate Notes is payable on June 15 and December 15 of each year.

If the date on which a payment of interest or principal on the Fixed Rate Notes is scheduled to be paid is not a business day, then that interest or principal will be paid on the next succeeding business day, and no further interest will accrue as a result of such delay. Interest with respect to the Fixed Rate Notes accrues on the basis of a 360-day year consisting of twelve 30-day months.

A “record date” is the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a business day; provided that if any of the Notes are held by a securities depositary in book-entry form, the record date for such Notes will be the close of business on the business day immediately preceding the date on which interest is scheduled to be paid.

A “business day” is any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

Interest on the Floating Rate Notes

Interest on the Floating Rate Notes that are Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest is payable on the Floating Rate Notes that are Exchange Notes beginning with the first interest payment date following the consummation of the exchange offer.

Interest is payable on the 18-Month Floating Rate Notes and 3-Year Floating Rate Notes quarterly in arrears on March 17, June 17, September 17 and December 17 of each year, and on the relevant maturity date, and on the 5-Year Floating Rate Notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, and on the relevant maturity date (each, a “floating rate interest payment date”), to the persons in whose names such Floating Rate Notes are registered on the record date; provided, however, that interest payable on the relevant maturity date or any relevant redemption date will be payable to the persons to whom the principal of such Floating Rate Notes is payable. If a floating rate interest payment date (other than any maturity date or any earlier redemption date) is not a business day, then such floating rate interest payment date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such floating rate interest payment date shall be the immediately preceding business day. If the relevant maturity date or any earlier redemption date of any Floating Rate Notes falls on a day that is not a business day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding business day, and no interest on such payment will accrue from and after such maturity date or earlier redemption date, as applicable.

The Floating Rate Notes bear interest for each interest period at a rate determined by U.S. Bank National Association, acting as Calculation Agent. The interest rate on each series of Floating Rate Notes for each day of an interest period will be a rate equal to LIBOR as determined on the interest determination date plus the amount, per year, described above under the heading “—General.”

The interest rate for each interest period will be reset for the 18-Month Floating Rate Notes and the 3-Year Floating Rate Notes on March 17, June 17, September 17 and December 17 of each year and for the 5-Year Floating Rate Notes on January 15, April 15, July 15 and October 15 of each year (each such date, an “interest reset date”). If any interest reset date would otherwise be a day that is not a business day, such interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest reset date shall be the immediately preceding business day. An “interest period” shall mean the period from and including an interest reset date to, but excluding, the next succeeding interest reset date and, in the case of the last such period, from and including the interest reset date immediately preceding the maturity date or any earlier redemption date, as the case may be, to, but excluding, such maturity date or earlier redemption date.

The interest determination date is the second London business day preceding the relevant interest reset date. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the Calculation Agent will inform us of the interest rate for the next interest period.

Absent manifest error, the determination of the interest rate by the Calculation Agent shall be conclusive and binding on the holders of the Floating Rate Notes, the Trustee and us. So long as LIBOR is required to be determined with respect to the Floating Rate Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available at such time, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

Subject to the immediately following paragraph, if no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide to the Calculation Agent a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide to the Calculation Agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Notwithstanding the paragraph immediately above, if the Company, in its sole discretion, determines that LIBOR has been permanently discontinued and the Company has notified the Calculation Agent of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) for each future floating rate interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Company, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be conclusive and binding on the Company, the Calculation Agent, the Trustee and the holders of Floating Rate Notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments), the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period (for purposes hereof, this paragraph will be referred to as the “LIBOR Alternative Rate Provision”).

The amount of interest for each day that the Floating Rate Notes of any series are outstanding (the “daily interest amount”) is calculated by dividing the floating interest rate in effect for such day for such series by 360 and multiplying the result by the principal amount of the Floating Rate Notes of such series (known as the “Actual/360” day count). The amount of interest to be paid on the Floating Rate Notes for any interest period is calculated by adding the daily interest amounts for each day in such interest period.

The interest rate on the Floating Rate Notes is limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Upon prior written request from any holder of the Floating Rate Notes, the Calculation Agent will provide the interest rate in effect on the Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Guarantees

Under the Indenture, the Notes are fully and unconditionally guaranteed (each, a “Guarantee”), jointly and severally, on an unsecured and unsubordinated basis by each of Cigna Holding Company and Express Scripts (for so long as such person provides such a Guarantee, a “Guarantor”).

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Exchange Notes.” If the Guarantees are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

A Guarantor will be automatically and unconditionally released from its obligations under the Indenture and with respect to its Guarantee (any of the following, a “Guarantee Release Condition”):

(a)	with respect to any series of Notes, as applicable, if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance and Covenant Defeasance” with respect to such series of Notes or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture in respect of such series of Notes;
(b)	with respect to all series of Notes, on the date upon which such person ceases to be a domestic subsidiary of the Company; or
(c)	with respect to all series of Notes, upon either (x) the substantially simultaneous termination, release or discharge of indebtedness for borrowed money of such Guarantor or any other Guarantor (including any release or discharge that would be conditioned on the release or discharge of the guarantee hereunder or on the termination, release or discharge of any other guarantee or indebtedness for borrowed money) or (y) any other event or circumstance, in each case, as a result of which or upon which the aggregate principal amount of indebtedness for borrowed money issued or borrowed by the Guarantors (collectively) constitutes no more than 20.0% of the aggregate principal amount of indebtedness for borrowed money of the Company and its subsidiaries, on a consolidated basis, as of such time.

At our request, and upon delivery to the Trustee of an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee will execute any documents reasonably requested by us evidencing such release.

Effective with the Merger that closed on December 20, 2018, the Notes and certain other indebtedness issued by Cigna became fully and unconditionally (subject to certain customary release provisions) guaranteed by Express Scripts, a 100% owned subsidiary. No subsidiaries of Express Scripts are guarantors of Cigna’s debt. The consolidated financial statements of Express Scripts and its subsidiaries as of December 31, 2017 and September 30, 2018 are incorporated herein by reference. See Note 15 of the aforementioned financial statements for condensed consolidating financial information for Express Scripts.

Ranking

The Notes are our unsecured and unsubordinated obligations and rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness and senior to all of our future subordinated indebtedness. The Notes effectively rank junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to any indebtedness and other liabilities of our subsidiaries (other than the Guarantors, if any).

A significant part of our operations are conducted through subsidiaries; therefore, a significant portion of our cash flow, and consequently, our ability to service debt, including the Notes, are dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers.

In addition, holders of the Notes have a junior position to claims of creditors against our subsidiaries (other than the Guarantors), including policyholders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders, except to the extent that we are recognized as a creditor of our subsidiary. Any claims of the Company as the creditor of its subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies, including (following the consummation of the Merger) certain of the Company’s indirect subsidiaries, are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to the Company.

The Guarantee of any Guarantor is such Guarantor’s unsecured and unsubordinated obligations and ranks equally with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of such Guarantor’s future indebtedness that is subordinated in right of payment to such

Guarantee. Such Guarantee effectively ranks junior to any of such Guarantor’s existing and future secured indebtedness to the extent of the assets securing that indebtedness, and is structurally subordinated to any indebtedness and other liabilities of any such Guarantor’s subsidiaries.

Optional Redemption

At any time prior to (i) the Par Call Date (as defined below) in respect of a series of Fixed Rate Notes other than the 2-Year Fixed Rate Notes and the 3-Year Fixed Rate Notes and (ii) the maturity date with respect to the 2-Year Fixed Rate Notes and the 3-Year Fixed Rate Notes we may redeem Fixed Rate Notes of such series, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Fixed Rate Notes to be redeemed, and
•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the Fixed Rate Notes to be redeemed from the redemption date to either (i) the Par Call Date of such series of Fixed Rate Notes other than the 2-Year Fixed Rate Notes or the 3-Year Fixed Rate Notes or (ii) the maturity date in the case of the 2-Year Fixed Rate Notes and the 3-Year Fixed Rate Notes, in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus the number of basis points set forth below under the heading “Make-Whole Basis Points” across from the name of such series of Fixed Rate Notes, plus accrued and unpaid interest, if any, on the principal amount of the Fixed Rate Notes being redeemed to but excluding the redemption date.
Series of Fixed Rate Notes	Make-Whole Basis Points
2-Year Fixed Rate Notes	10
3-Year Fixed Rate Notes	10
5-Year Fixed Rate Notes	15
7-Year Fixed Rate Notes	20
10-Year Fixed Rate Notes	25
20-Year Fixed Rate Notes	30
30-Year Fixed Rate Notes	30

Subject to the immediately following sentence, at any time on or after the Par Call Date in respect of a series of Notes, we may redeem Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus any interest accrued but not paid to, but excluding, the redemption date (such redemption, a “Par Call”). The 18-Month Floating Rate Notes, the 2-Year Fixed Rate Notes and the 3-Year Fixed Rate Notes are not subject to a Par Call.

For purposes of this Description of Notes, “Par Call Date” in respect of a series of Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Notes.

Series of Notes	Par Call Date
3-Year Floating Rate Notes	September 17, 2019 (2 years prior to the maturity date of such Notes)
5-Year Floating Rate Notes	June 15, 2023 (1 month prior to the maturity date of such Notes)
5-Year Fixed Rate Notes	June 15, 2023 (1 month prior to the maturity date of such Notes)
7-Year Fixed Rate Notes	September 15, 2025 (2 months prior to the maturity date of such Notes)
10-Year Fixed Rate Notes	July 15, 2028 (3 months prior to the maturity date of such Notes)
20-Year Fixed Rate Notes	February 15, 2038 (6 months prior to the maturity date of such Notes)
30-Year Fixed Rate Notes	June 15, 2048 (6 months prior to the maturity date of such Notes)

For purposes of these Optional Redemption provisions, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes to be redeemed (assuming, for this purpose, that such of Fixed Rate Notes mature on the Par Call Date applicable thereto).

“Comparable Treasury Price” means, with respect to any redemption date for any Fixed Rate Notes, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us from time to time.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. and their respective successors. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third (3rd) business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or (2) if the release referred to in clause (1) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third (3rd) business day preceding the redemption date.

Notice of any redemption will be mailed or otherwise delivered in accordance with the applicable procedures of DTC (as defined below) at least 15 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portion of the Notes called for redemption on and after the redemption date.

We may at any time and from time to time purchase Notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of Notes, unless we have exercised our right to redeem such Notes in full, as described under “Optional Redemption” above, we will make an offer to each holder (the “Change of Control Offer”) of such Notes to repurchase any and all of such holder’s Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes of such series repurchased, plus any accrued and unpaid interest thereon to, but excluding, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to send a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no less than 15 days and no more than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes, and described in such notice.

We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts. We will not be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases on the applicable date all Notes properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes and the Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to purchase the Notes unless we promptly make an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes properly tendered pursuant to the Change of Control Offer;
•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes properly tendered; and
•	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the principal amount of the Notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

“Below Investment Grade Rating Event” with respect to any series of Notes means such Notes are rated below all Investment Grade Ratings by at least two of the three Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following public notice of the occurrence of the Change of Control; provided, however, that if (a) during such 60-day period, one or more Rating Agencies has publicly announced that it is considering the possible downgrade of such series of Notes, and (b) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of such series of Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a rating event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following:

(1)	direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or
(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock;

provided, however, that (i) a transaction will not be deemed to involve a Change of Control if (A) we become a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” of a person means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency and (ii) in no event will either of (A) the acquisition by Halfmoon Parent, Inc. of Cigna Corporation (now Cigna Holding Company) and its subsidiaries and Express Scripts and its subsidiaries (the “Acquisition”) or any transaction undertaken in connection therewith or (B) the Required Merger (as defined in the Indenture) be deemed to involve a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB– (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB– (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate any series of Notes or fails to make a rating of any series of Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that we select (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to such series of Notes, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Additional Notes

We may from time to time, without notice to or the consent of the holders of any series of Notes, create and issue further notes of any such series ranking equally with the Notes of such series (and being treated as a single class with the Notes of such series) in all respects; provided that if such additional notes are not fungible with the initial Notes of such series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Limitations on Liens on Common Stock of Designated Subsidiaries

The Indenture provides that, so long as any of the Notes remain outstanding, we will not, and we will not permit any of our subsidiaries to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the common stock of a Designated Subsidiary, which common stock is directly or indirectly owned by us, unless the Notes and, if we so elect, any other of our indebtedness ranking on a parity with, or prior to, the Notes, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured.

“Designated Subsidiary” means (i) from and after the date upon which the Acquisition is consummated, each of Cigna Holding Company, Connecticut General Life Insurance Company, Life Insurance Company of North America, Express Scripts, Express Scripts, Inc. and Medco Health Solutions, Inc., so long as it remains a subsidiary, or any subsidiary which is a successor of a Designated Subsidiary or (ii) from and after the date upon which the Required Merger (as defined in the Indenture) is consummated, each of Connecticut General Life Insurance Company and Life Insurance Company of North America, so long as it remains a subsidiary, or any subsidiary which is a successor of a Designated Subsidiary.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our properties and assets as, or substantially as, an entirety to any person unless:

•	the person formed by the consolidation or with or into which we are merged or the person that purchases our properties and assets as, or substantially as, an entirety is the Company or any successor thereto or a corporation organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company’s obligations on the Notes under a supplemental indenture;
•	(other than in the case of the Required Merger (as defined in the Indenture)) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing; and
•	an officers’ certificate and opinion of counsel are delivered to the Trustee.

Upon compliance with the foregoing provisions, the successor or purchaser will succeed to, and be substituted for the Company under the Indenture with the same effect as if such successor or purchaser had been the original obligor under the Notes, and thereafter the Company will be relieved of all obligations and covenants under the Indenture and the Notes.

Events of Default and Notice Thereof

When we use the term “Event of Default” with respect to Notes of any series we mean:

•	we fail to pay principal of, or premium, if any, on, any Notes of that series when due;
•	we fail to pay interest, if any, on any Notes of that series when due and the failure continues for a period of 30 days;
•	we fail to perform in any material respect any covenant in the Indenture not specified in the previous two bullet points (other than a covenant included in the Indenture solely for the benefit of a different series of debt securities) and the failure to perform continues for a period of 90 days after receipt of a specified written notice to us from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes of any relevant series of Notes;
•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation of the Company or any Guarantor; and
•	any Guarantee with respect to such series of Notes is not issued as required under “—Guarantees” or ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor asserts in writing that its obligations under its Guarantee with respect to such series of Notes has ceased to be or otherwise is not in full force and effect (except as contemplated by the terms thereof), and such Guarantee has not been issued or returned to full force and effect within, or such assertion has not be rescinded, by the date that is 10 days after receipt of a specified written notice to us from the Trustee or a holder of outstanding Notes of any relevant series of Notes.

The Indenture also includes certain events of default related to failure to comply with special mandatory redemption, required merger and segregated collateral provisions; such provisions are no longer operative.

An Event of Default with respect to Notes of a particular series may not constitute an Event of Default with respect to Notes of any other series.

If an Event of Default under the Indenture occurs with respect to the Notes of any series and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series may require us to repay immediately the entire principal amount of all outstanding Notes of that series; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes of that series may rescind and annul such acceleration and its consequences.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under that Indenture at the request of such holders. Subject to these provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the Notes of each affected series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the Notes to do so.

The Indenture provides that holders of at least 25% in aggregate principal amount of the outstanding Notes of any series may seek to institute a proceeding with respect to the Indenture or for any remedy thereunder only after:

•	such holders previously gave written notice to the Trustee of a continuing Event of Default;
•	such holders have made a written request to the Trustee to institute a proceeding;
•	such holders have offered an indemnity reasonably satisfactory to the Trustee to institute a proceeding; and
•	the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

These limitations will not apply, however, to a suit instituted by a holder of Notes for enforcement of payment of the principal of or premium, if any, or interest, if any, on or after the respective due dates expressed in such Notes.

The Indenture contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indenture.

Modification and Waiver

The Indenture provides that we, together with the Trustee, may enter into supplemental indentures or other instruments without the consent of the holders of Notes to:

•	evidence the assumption by another person of our obligations;
•	add covenants for the benefit of the holders of all or any series of Notes or surrender any right or power of the Company under the Indenture, the Notes, or any Guarantee;
•	add any additional Events of Default;
•	add or change the Indenture to permit or facilitate the issuance of Notes in bearer form or in uncertificated form;
•	add to, change or eliminate a provision of the Indenture, the Notes, or any Guarantee if such addition, change or elimination does not apply to a Note created prior to the execution of such supplemental indenture or modify the rights of a Holder of any Note with respect to such provision;

•	secure any Note or perfect the security interest securing the Company’s obligations in respect of any Note;
•	establish the form or terms of debt securities of any series;
•	evidence the acceptance of appointment by a successor Trustee;
•	add to any provision of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes if such action does not adversely affect the interests of the holders of Notes in any material respect;
•	cure any ambiguity or correct any inconsistency in the Indenture or any Guarantee or make other changes, provided that any such action does not adversely affect the interests of the holders of Notes of any affected series in any material respect;
•	add guarantees in respect of any Note;
•	make any change of the type described in the LIBOR Alternative Rate Provision;
•	conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” or any other provision of this prospectus; or
•	conform the Indenture, the Notes or any Guarantee to any mandatory provision of law.

Other amendments and modifications of the Indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding Notes affected by the amendment or modification; provided, however, no modification or amendment may, without the consent of the Holder of each outstanding Note affected:

•	change the stated maturity of the principal of (or premium, if any) or (subject to the LIBOR Alternative Rate Provision) any installment of principal or interest, if any, on any such Note;
•	(subject to the LIBOR Alternative Rate Provision) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Note;
•	change the place or currency of payment of principal of (or premium if any) or the interest, if any, on any such Note;
•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note;
•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture;
•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults.

provided, further, however that no modification or amendment may, without the consent of Holders of at least two-thirds of the aggregate principal amount of each series of the outstanding Notes affected by the amendment or modification modify the Guarantees in any manner adverse to the holders of the Notes.

The holders of at least a majority of the aggregate principal amount of the outstanding Notes of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the Indenture and may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants.

The Indenture also includes certain modification and waiver provisions related to segregated collateral provisions; such provisions are no longer operative.

Defeasance and Covenant Defeasance

If we deposit, in trust, with the Trustee (or other qualifying trustee), sufficient cash and/or specified government obligations (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of (and premium, if any) and interest and any other sums due on the scheduled due date for the Notes of a particular series, then at our option and subject to certain conditions (including the absence of an Event of Default):

•	we will be discharged from our obligations with respect to the Notes of such series (which we refer to in this “Description of Notes” as a “legal defeasance”), or
•	we will no longer be under any obligation to comply with the covenants described above under “— Limitations on Liens on Common Stock of Designated Subsidiaries” or “—Consolidation, Merger and Sale of Assets,” or the provisions of the Notes described under “—Change of Control Offer,” and any Event of Default relating to any failure to comply with such covenants will no longer apply to us (which we refer to in this prospectus as a “covenant defeasance”).

If we exercise our legal defeasance option, payment of such Notes may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of such Notes may not be accelerated by reference to the covenants from which we have been released or pursuant to Events of Default referred to above which are no longer applicable. If we fail to comply with our remaining obligations with respect to such Notes after we exercise the covenant defeasance option and such Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Under current United States federal income tax laws, a legal defeasance would be treated as an exchange of the relevant Notes in which holders of those Notes might recognize gain or loss. Unless accompanied by other changes in the terms of the Notes, a covenant defeasance generally should not be treated as a taxable exchange. In order to exercise our defeasance options, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Notes of the relevant series to recognize income gain or loss for Federal income tax purposes. In the case of legal defeasance, such opinion of counsel must be based on (a) an IRS ruling or (b) since the date of the Indenture, a change in the applicable United States Federal income tax law.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Employees or Agents

The Indenture provides that no recourse shall be had for the payment of principal, premium, if any, or interest, if any, on any Note, or for any claim based on or in respect of any Note or the Indenture or any supplemental indenture, against any incorporator, or against any past, present or future stockholder, officer, director, employee or agent of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning Our Relationship with the Trustee and Calculation Agent

U.S. Bank National Association acts as Trustee under the Indenture and Calculation Agent in respect of the Floating Rate Notes. We maintain customary banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The Indenture, the Notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Like the Old Notes, the Exchange Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and
•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We have provided the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the U.S. Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.

DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the Notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated notes; and
•	will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depository to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes of a series in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes of such series and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;
•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes of such series; or
•	there shall have occurred and be continuing an Event of Default with respect to Notes of such series and DTC notifies the Trustee of its decision to exchange the global notes of such series for certificated notes of such series.

EXCHANGE OFFER; REGISTRATION RIGHTS

Cigna and the initial purchasers of the Old Notes entered into a registration rights agreement with respect to the Old Notes on September 17, 2018. In the agreement, Cigna agreed for the benefit of the holders of the Old Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement) and (2) cause the registration statement to be declared effective under the Securities Act.

After the SEC declares the exchange offer registration statement effective, we will offer the Exchange Notes and the related Guarantees in return for the Old Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date Cigna mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to Cigna under the exchange offer, the holders of such Old Note will receive an Exchange Note of such series of equal principal amount. Interest on each Exchange Note will accrue as described in “Description of Notes.” A holder of registrable securities that participates in the exchange offer will be required to make certain representations to Cigna. Cigna will use commercially reasonable efforts to complete the exchange offer for each series of Old Notes not later than 60 days after the exchange offer registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes (and the related Guarantees) will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the Exchange Notes. In addition, under applicable interpretations of the staff of the SEC, Cigna’s affiliates will not be permitted to exchange their Old Notes for registered Old Notes in the exchange offer.

Cigna agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. Old Notes of any series not tendered in the exchange offer will bear interest at the rate set forth on the cover page of the related offering memorandum with respect to such series of Old Notes and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offer.

In the event that Cigna determines that a registered exchange offer is not available under applicable law or may not be completed as soon as practicable after the last date for acceptance of Old Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offer is not for any other reason completed by the later of (1) September 17, 2019 and (2) the 60th day after the effective time of the Merger or upon receipt, following the later of (1) September 17, 2019 and (2) the 60th day after the effective time of the Merger, of a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offer for Exchange Notes, Cigna will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes. Cigna will, in the event of such a shelf registration, provide to each participating holder of Old Notes copies of a prospectus, notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of registrable securities that sells Old Notes under the shelf registration statement generally will be required to make certain representations to Cigna, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from Cigna.

If a “registration default” (as defined below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Old Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when all registration defaults are cured. The foregoing amounts shall not increase, even if more than one registration default has occurred and is continuing. Notwithstanding the foregoing, a holder of Old Notes who is not entitled to the benefits of the shelf registration statement shall not be entitled to any increase in the interest rate borne by the Old Notes as a result of a registration default that pertains to the shelf registration statement.

A “registration default” occurs if (1) Cigna has not exchanged Exchange Notes for all Old Notes validly tendered in accordance with the terms of the exchange offer on or prior to September 17, 2019 or, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to September 17, 2019 or (2) if applicable, a shelf registration statement covering resales of the Old Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of Old Notes, and additional interest ceases to accrue on any registrable securities of a series of Old Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Old Notes cease to be “registrable securities.”

The registration rights agreement defines “registrable securities” initially to mean the Old Notes, and provides that Old Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Old Notes has become effective and such Old Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Old Notes cease to be outstanding and (3) when such Old Notes have been resold sold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided that we shall have removed or caused to be removed any restrictive legend on the Old Notes.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable. The Exchange Notes will be accepted for clearance through DTC.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Old Notes who hold the Old Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; “controlled foreign corporations”; “passive foreign investment companies”; or holders that hold Old Notes as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction;

This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Old Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.

This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Old Notes for Exchange Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences of Tendering Old Notes

The exchange of Old Notes for Exchange Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Old Notes for Exchange Notes, your basis in the Exchange Notes will be the same as your basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Exchange Notes will include your holding period for the Old Notes exchanged.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Cigna has agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, Cigna will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.

Cigna will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration time of the exchange offer, Cigna will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Cigna has agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York will pass on certain aspects of the validity of the Exchange Notes offered in this exchange offer and the Guarantees.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Cigna Corporation for the year ended December 31, 2018 and the audited historical financial statements of Express Scripts Holding Company included in Exhibit 99.1 of Cigna Corporation's Current Report on Form 8-K dated March 8, 2019 have been so incorporated in reliance on the reports (Cigna Corporation's report which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Express Scripts Holding Company business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Cigna files annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Cigna, at www.sec.gov. You may also access the SEC filings and obtain other information about Cigna through the website maintained by Cigna, www.cigna.com. The information contained in such website is not incorporated by reference into this prospectus.

The SEC allows Cigna to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Cigna (Commission File Number 001-38769) has previously filed with the SEC. These documents contain important information about the company and its financial condition.

•	our Annual Report on Form 10-K for the year ended December 31, 2018;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019; and
•	our Current Reports on Form 8-K filed on March 8, 2019 and April 29, 2019.

All documents filed by Cigna pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished but not filed pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) from the date of this prospectus shall also be deemed to be incorporated herein by reference.

You may obtain the documents incorporated by reference into this prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, by e-mail or by telephone from the appropriate company at the following addresses and telephone numbers:

Cigna Corporation
Two Liberty Place, 5th Floor
1601 Chestnut Street
Philadelphia, Pennsylvania 19192-1550
Attention: Shareholder Services
Telephone: (215) 761-3516
E-mail: shareholderservices@cigna.com

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the Exchange Offer.

Appendix A

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 20, 2018, Cigna Corporation (the “Company” or “Cigna”) closed the previously announced merger pursuant to which Cigna Holding Company (formerly Cigna Corporation) (“Old Cigna”) and Express Scripts Holding Company (“Express Scripts”) became direct wholly owned subsidiaries of Cigna (the “Merger”).

A pro forma balance sheet has not been presented since the transaction was already reflected in the Company’s audited financial statements and accompanying notes as of December 31, 2018, included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2019.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2018 combines the consolidated statements of income of Cigna and Express Scripts, giving effect to the Merger as if it had occurred on January 1, 2018, the first day of the fiscal year ended December 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statement of income to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined statement of income should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of income. In addition, the unaudited pro forma condensed combined statement of income was derived from, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•	separate audited historical consolidated financial statements of Cigna as of, and for the year ended, December 31, 2018, and the related notes included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2018; and
•	separate unaudited historical books and records of Express Scripts for the year ended December 31, 2018.

The unaudited pro forma condensed combined statement of income has been prepared by the Company using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. Cigna has been treated as the acquirer in the Merger for accounting purposes. Accordingly, consideration paid by Cigna to complete the Merger has been allocated to identifiable assets and liabilities of Express Scripts based on estimated fair values as of the closing date of the Merger. Management made an allocation of the consideration transferred to the assets acquired and liabilities assumed based on management’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing an unaudited pro forma condensed combined statement of income. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from December 20, 2018.

The unaudited pro forma condensed combined statement of income has been presented for informational purposes only. The unaudited pro forma condensed combined statement of income does not purport to represent the actual results of operations that Cigna and Express Scripts would have achieved had the companies been combined during the period presented and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined statement of income does not reflect any projected cost savings, or restructuring or integration-related costs to achieve potential cost savings. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of income.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2018

			Note 5
(in millions, except per share amounts)	Cigna	Express Scripts	Pro Forma Acquisition Adjustments	Ref	Pro Forma Financing Adjustments	Ref	Pro Forma Combined
For the year ended December 31, 2018
Revenues
Premiums	$36,113	$1,122	$—		$—		$37,235
Pharmacy revenues	5,479	95,559	222	A	—		101,260
Fees and other revenues	5,578	4,063	—		—		9,641
Net investment income	1,480	51	—		(123)	F	1,408
TOTAL REVENUES	48,650	100,795	222		(123)		149,544
Benefits and expenses
Medical costs and other benefit expenses	27,528	1,077	—		—		28,605
Pharmacy and other service costs	4,793	91,778	—		—		96,571
Selling, general and administrative expenses	11,943	2,553	(1,603)	B	—		12,893
Amortization of acquired intangible assets	235	1,393	1,361	C	—		2,989
TOTAL BENEFITS AND EXPENSES	44,499	96,801	(242)		—		141,058
Income from operations	4,151	3,994	464		(123)		8,486
Interest expense and other	(498)	(594)	62	D	(739)	G	(1,769)
Net realized investment (losses)	(81)	—	—		—		(81)
Income before income taxes	3,572	3,400	526		(862)		6,636
TOTAL INCOME TAXES	935	996	96	E	(181)	H	1,846
SHAREHOLDERS’ NET INCOME	$2,637	$2,404	$430		$(681)		$4,790
Shareholders’ net income per share
Basic	$10.69						$12.61
Diluted	$10.54						$12.42
Weighted average shares outstanding (Note 6)
Basic	246.7						379.9
Diluted	250.2						385.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 5, beginning on page A-5. Cigna amounts reflect a reclassification of income (loss) from noncontrolling interests to selling, general and administrative expenses due to immateriality, the results of operations for Express Scripts from December 21, 2018 through December 31, 2018 and the Company’s adoption of Article 5 of Regulation S-X in fourth quarter 2018. Express Scripts’ amounts reflect the results of operations through December 20, 2018.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

1.	Description of Transaction

On December 20, 2018, Cigna Corporation (the “Company” or “Cigna”) closed the previously announced Merger (as defined below) contemplated by the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna Holding Company (formerly Cigna Corporation), a Delaware corporation (“Old Cigna”), Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), the Company (formerly Halfmoon Parent, Inc.), a Delaware corporation and a direct wholly owned subsidiary of Old Cigna prior to the Merger, Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”).

At the effective time of the Merger on December 20, 2018 (the “Effective Time”), in accordance with the Merger Agreement, (a) Merger Sub 1 merged with and into Old Cigna (the “Cigna Merger”), with Old Cigna surviving the Cigna Merger as a direct wholly owned subsidiary of Cigna, and (b) Merger Sub 2 merged with and into Express Scripts (the “Express Scripts Merger” and, together with the Cigna Merger, the “Merger”), with Express Scripts surviving the Express Scripts Merger as a direct wholly owned subsidiary of Cigna. As a result of the Merger, Old Cigna and Express Scripts became direct wholly owned subsidiaries of Cigna.

As provided in the Merger Agreement, at the Effective Time, each share of Express Scripts common stock issued and outstanding immediately prior to the Effective Time (other than shares of Express Scripts common stock (a) held by Express Scripts as treasury share, (b) owned by Old Cigna or by direct or indirect wholly owned subsidiaries of Express Scripts or Old Cigna (including Cigna and the Merger Subs)) was converted automatically into (1) 0.2434 of a share of Cigna common stock (the “Stock Consideration”) and (2) the right to receive $48.75 in cash, without interest, subject to applicable withholding taxes (the “Cash Consideration” and together with the Stock Consideration, the “Express Scripts Merger Consideration”). No fractional shares of Cigna common stock were issued in the Merger, and Express Scripts stockholders received cash in lieu of any fractional shares of Cigna common stock.

Additionally, at the Effective Time, each Express Scripts stock option, Express Scripts restricted stock unit (“RSU”) award (other than any such award held by a non-employee director) and Express Scripts deferred unit that was outstanding immediately prior to the Effective Time was converted into an equivalent Cigna award. Each Express Scripts performance share unit award with a performance period commencing prior to 2018 that was outstanding immediately prior to the Effective Time generally vested at the level of performance determined by the compensation committee of the Express Scripts Board of Directors and each 2018 Express Scripts performance share unit award vested at the maximum level of performance and, in each case, were cancelled in exchange for the right to receive the Express Scripts Merger Consideration with respect to each underlying share of Express Scripts common stock. Each Express Scripts RSU award held by a non-employee director was cancelled in exchange for a cash payment in an amount equal to the Express Scripts Merger Consideration with respect to each underlying share of Express Scripts common stock.

At the Effective Time, each share of Old Cigna common stock issued and outstanding immediately prior to the Effective Time (other than the excluded Old Cigna shares) was converted automatically into one fully paid and nonassessable share of Cigna common stock.

Additionally, at the Effective Time, each Old Cigna stock option, Old Cigna restricted stock award, Old Cigna RSU award, Old Cigna strategic performance share award and Old Cigna deferred unit outstanding immediately prior to the Effective Time was converted into an equivalent Cigna award.

2.	Basis of Presentation

The unaudited pro forma condensed combined statement of income was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of Cigna and derived from the books and records of Express Scripts for the year ended December 31, 2018. The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Cigna may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Cigna’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded upon completion of the Merger, primarily at their respective fair values and added to those of Old Cigna. Financial statements and reported results of operations of Cigna issued after completion of the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Express Scripts.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs incurred by Cigna primarily include fees related to a bridge financing commitment and agreement, legal and advisory fees. During the year ended December 31, 2018, Cigna incurred $693 million before-tax and Express Scripts incurred $605 million before-tax of acquisition-related transaction costs.

3.	Accounting Policies

The Company completed a review and conformed the accounting policies of Express Scripts to the Company’s accounting policies and financial statement classification. The only material difference identified was attributable to the accounting for pharmacy services provided to Medicare Part D beneficiaries. Accordingly, the pro forma statement of income includes an adjustment conforming Express Scripts’ accounting policies to Cigna’s accounting policies that resulted in an increase to both pharmacy revenues and pharmacy and other service costs of approximately $1.2 billion. The Company is not aware of any material differences between the accounting policies of the Company and Express Scripts that would continue to exist subsequent to the application of purchase accounting.

4.	Merger Consideration and Purchase Price Allocation

The Company completed the acquisition of Express Scripts for total merger consideration of approximately $52.8 billion. The acquisition of Express Scripts has been accounted for as a business combination, under the acquisition method of accounting, which results in acquired assets and assumed liabilities being measured at their estimated fair values as of the merger closing date. Goodwill is measured as the excess of consideration transferred over the fair values of the assets acquired and liabilities assumed.

As of completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets, but it is not assumed that any market participant synergies will be achieved.

Details of the merger consideration and allocation of purchase price have been presented in Note 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

5.	Unaudited Pro Forma Condensed Combined Statement of Income Adjustments
	Ref	Increase (decrease) for the year ended December 31, 2018
Acquisition adjustments (In millions)
Revenues
Pharmacy revenues
To eliminate Express Scripts’ historical amortization expense recorded as an offset to revenues	A	$222
Expenses
Selling general and administrative expenses
To record additional stock compensation expense associated with the conversion of Express Scripts’ stock based awards to Cigna stock based awards		$(34)
To eliminate Express Scripts’ historical capitalized software amortization expense		(248)
To eliminate historical amortization of debt issuance costs and net debt discounts and premiums of assumed Express Scripts debt		(23)
To eliminate actual transaction costs incurred by Cigna in 2018		(693)
To eliminate actual transaction costs incurred by Express Scripts in 2018		(605)
Total adjustments to selling, general and administrative expenses	B	$(1,603)
Amortization of acquired intangible assets
To eliminate Express Scripts’ historical intangible asset amortization expense		$(1,393)
To record estimated transaction-related acquired intangible assets amortization		2,754
Total adjustments to amortization of acquired intangible assets	C	$1,361
Interest expense and other
To eliminate historical interest expense on Express Scripts term loan	D	$(62)
Total income taxes
To reflect the income tax impact of acquisition adjustments at 21%	E	$96
Financing adjustments (In millions)
Revenues
Net investment income
To eliminate net investment income earned in 2018 on proceeds from the issuance of debt prior to the completion of the merger	F	$(123)
Expenses
Interest expense and other
To record estimated interest expense on newly issued debt*		$724
To record amortization of debt issuance costs on newly issued debt		15
Total adjustments to interest expense and other	G	$739
Total income taxes
To reflect the income tax impact of financing adjustments at 21%	H	$(181)
*	Additional interest expense associated with the issuance of $20.0 billion of long-term fixed rate or floating rating debt issued in September 2018, a $3.0 billion term loan and $1.5 billion of commercial paper issued in the fourth quarter of 2018 to partially fund the Merger.

Items not adjusted in the unaudited pro forma condensed combined statement of income

There were no material intercompany balances between Express Scripts and Cigna for the year ended December 31, 2018 to be eliminated in the above pro forma income statements.

6.	Combined Weighted-Average Basic and Diluted Shares

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the combined weighted-average basic and diluted shares of the Company as if the Merger closed on January 1, 2018. The historical weighted-average basic and diluted shares of Cigna as of December 31, 2018 were calculated based on the issuance of shares and converted stock-based awards as of the Merger date of December 20, 2018.

The table below contains details of the denominator for basic and diluted earnings per share calculations.

(In millions)	Year Ended December 31, 2018
Cigna’s historical weighted-average shares to compute basic EPS*	246.7
Change in weighting of Express Scripts’ converted outstanding shares and performance units**	133.2
Pro forma weighted-average basic shares outstanding	379.9
Dilutive effect of Cigna’s historical outstanding stock-based awards*	3.5
Change in weighting of the dilutive effect of Express Scripts’ converted stock-based awards**	2.2
Pro forma weighted average diluted shares	385.6
*	As reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
**	Based on a Merger date of January 1, 2018

CIGNA CORPORATION

EXCHANGE OFFER FOR

$1,000,000,000 Senior Floating Rate Notes due 2020
$1,750,000,000 3.200% Senior Floating Rate Notes due 2020
$1,000,000,000 Senior Floating Rate Notes due 2021
$1,250,000,000 3.400% Senior Notes due 2021
$700,000,000 Senior Floating Rate Notes due 2023
$3,100,000,000 3.750% Senior Notes due 2023
$2,200,000,000 4.125% Senior Notes due 2025
$3,800,000,000 4.375% Senior Notes due 2028
$2,200,000,000 4.800% Senior Notes due 2038
$3,000,000,000 4.900% Senior Notes due 2048

FOR

ANY AND ALL OUTSTANDING

$1,000,000,000 Senior Floating Rate Notes due 2020
$1,750,000,000 3.200% Senior Floating Rate Notes due 2020
$1,000,000,000 Senior Floating Rate Notes due 2021
$1,250,000,000 3.400% Senior Notes due 2021
$700,000,000 Senior Floating Rate Notes due 2023
$3,100,000,000 3.750% Senior Notes due 2023
$2,200,000,000 4.125% Senior Notes due 2025
$3,800,000,000 4.375% Senior Notes due 2028
$2,200,000,000 4.800% Senior Notes due 2038
$3,000,000,000 4.900% Senior Notes due 2048

PROSPECTUS

         , 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

Cigna, Cigna Holding Company and Express Scripts are each incorporated in Delaware. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Cigna amended and restated certificate of incorporation provides that its directors and officers will be indemnified by Cigna to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and losses incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the amended and restated certificate of incorporation of Cigna provides that a director of Cigna shall not be personally liable to Cigna or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Cigna has agreed to indemnify, to the fullest extent permitted by law, any person who is now, or has been at any time prior to the effective time of the Merger, (1) an officer or director of Cigna Holding Company or Express Scripts or any of their respective subsidiaries or (2) serving at the request of Cigna Holding Company or Express Scripts as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, which we refer to as an indemnified person, in connection with any claim, demand, action, suit, proceeding, subpoena or investigation based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such indemnified person is or was an officer or director of Cigna Holding Company or Express Scripts, as applicable, or any of their respective subsidiaries, or is or was serving at the request of Cigna Holding Company or Express Scripts as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the effective time. In the event of any such proceeding, each indemnified person will be entitled to an advancement of expenses incurred in defense of such proceeding, to the extent set forth in the organizational documents of Cigna Holding Company or Express Scripts, as applicable. Additionally, Cigna has agreed that for a period of six years following the effective time, it will not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provision of Cigna Holding Company, Express Scripts and any of their respective subsidiaries, as applicable, in each case as in effect immediately prior to the effective time, in any manner that would adversely affect the rights thereunder of any indemnified person.

The amended and restated certificates of incorporation of each of Express Scripts and Cigna Holding Company provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. The amended and restated certificates of incorporation of each of Express Scripts and Cigna Holding Company also provide that each of Express Scripts and Cigna Holding Company, as applicable, shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

Item 21.   Exhibits and Financial Statement Schedules.

Number	Description	Method of Filing
3.1	Amended and Restated Certificate of Incorporation of Cigna Corporation	Filed by the registrant as Exhibit 3.1 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
3.2	Amended and Restated By-Laws of Cigna Corporation	Filed by the registrant as Exhibit 3.2 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
3.3	Amended and Restated Certificate of Incorporation of Cigna Holding Company (“CHC”)	Filed by CHC as Exhibit 3.1 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
3.4	Amended and Restated By-Laws of CHC	Filed by CHC as Exhibit 3.2 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
3.5	Amended and Restated Certificate of Incorporation of Express Scripts Holding Company (“ESHC”)	Filed by ESHC as Exhibit 3.1 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
3.6	Amended and Restated Bylaws of Express Scripts Holding Company	Filed by ESHC as Exhibit 3.2 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
4.1	Indenture, dated as of September 17, 2018, between Cigna Corporation (formerly Halfmoon Parent, Inc.) and U.S. Bank National Association, as trustee	Filed by CHC as Exhibit 4.1 to the Current Report on Form 8-K on September 21, 2018 and incorporated herein by reference.
4.2	Supplemental Indenture, dated as of September 17, 2018, between Cigna Corporation (formerly Halfmoon Parent, Inc.) and U.S. Bank National Association, as trustee	Filed by CHC as Exhibit 4.2 to the Current Report on Form 8-K on September 21, 2018 and incorporated herein by reference.
4.3	Second Supplemental Indenture dated as of December 20, 2018, by and among Express Scripts Holding Company, Cigna Holding Company and U.S. Bank National Association, as Trustee	Filed by the registrant as Exhibit 4.7 to the Current Report on Form 8-K on December 20, 2018 and incorporated herein by reference.
4.4
Registration Rights Agreement, dated as of September 17, 2018, by and among Cigna Corporation (formerly Halfmoon Parent, Inc.) and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers named in Schedule I to the Purchase Agreement
Filed by CHC as Exhibit 4.3 to the Current Report on Form 8-K on September 21, 2018 and incorporated herein by reference.
4.5	Form of Senior Floating Rate Note due 2020	Filed herewith.
4.6	Form of 3.200% Senior Note due 2020	Filed herewith.
4.7	Form of Senior Floating Rate Note due 2021	Filed herewith.

Number	Description	Method of Filing
4.8	Form of 3.400% Senior Note due 2021	Filed herewith.
4.9	Form of Senior Floating Rate Note due 2023	Filed herewith.
4.10	Form of 3.750% Senior Note due 2023	Filed herewith.
4.11	Form of 4.125% Senior Note due 2025	Filed herewith.
4.12	Form of 4.375% Senior Note due 2028	Filed herewith.
4.13	Form of 4.800% Senior Note due 2038	Filed herewith.
4.14	Form of 4.900% Senior Note due 2048	Filed herewith.
5.1	Opinion of Wachtell, Lipton, Rosen & Katz	Filed herewith.
21.1	List of Subsidiaries	Filed by the registrant as Exhibit 21 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP relating to Cigna Corporation’s financial statements	Filed herewith.
23.2	Consent of PricewaterhouseCoopers LLP relating to Express Scripts Holding Company’s financial statements	Filed herewith.
23.3	Consent of Wachtell, Lipton, Rosen & Katz	Included in Exhibit 5.1.
24.1	Powers of Attorney	Included on signature page.
25.1	Statement of Eligibility of Trustee on Form T-1	Filed herewith.
99.1	Form of Letter of Transmittal	Filed herewith.

Cigna will furnish copies of any of the above exhibits to an investor upon written request to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

Item 22.   Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Cigna Corporation

By:	/s/ Eric P. Palmer
	Name:	Eric P. Palmer
	Title:	Executive Vice President, Chief Financial Officer

Dated: June 21, 2019

POWER OF ATTORNEY

Each of the undersigned officers and directors of Cigna Corporation, a Delaware corporation, hereby constitutes and appoints Nicole S. Jones and Julia Brncic, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

Signature	Title

/s/ David M. Cordani	Chief Executive Officer and Director (Principal Executive Officer)
David M. Cordani

/s/ Eric P. Palmer	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Eric P. Palmer

/s/ Mary T. Agoglia Hoeltzel	Senior Vice President, Tax and Chief Accounting Officer (Principal Accounting Officer)
Mary T. Agoglia Hoeltzel

/s/ William J. DeLaney	Director
William J. DeLaney

/s/ Eric J. Foss	Director
Eric J. Foss

/s/ Elder Granger, M.D.	Director
Elder Granger, M.D.

/s/ Isaiah Harris, Jr.	Chairman of the Board
Isaiah Harris, Jr.

Signature	Title

/s/ Mark McClellan, M.D.	Director
Mark McClellan, M.D.

/s/ Roman Martinez IV	Director
Roman Martinez IV

/s/ Kathleen M. Mazzarella	Director
Kathleen M. Mazzarella

/s/ John M. Partridge	Director
John M. Partridge

/s/ William L. Roper, M.D.	Director
William L. Roper, M.D.

/s/ Eric C. Wiseman	Director
Eric C. Wiseman

/s/ Donna F. Zarcone	Director
Donna F. Zarcone

/s/ William D. Zollars	Director
William D. Zollars

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Cigna Holding Company

By:	/s/ Eric P. Palmer
	Name:	Eric P. Palmer
	Title:	Executive Vice President, Chief Financial Officer

Dated: June 21, 2019

POWER OF ATTORNEY

Each of the undersigned officers and directors of Cigna Holding Company, a Delaware corporation, hereby constitutes and appoints Nicole S. Jones and Julia Brncic, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ David M. Cordani	President and Chief Executive Officer (Principal Executive Officer)
David M. Cordani

/s/ Eric P. Palmer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)
Eric P. Palmer

/s/ Mary T. Agoglia Hoeltzel	Director
Mary T. Agoglia Hoeltzel

/s/ Timothy D. Buckley	Director
Timothy D. Buckley

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Express Scripts Holding Company

By:	/s/ Timothy D. Buckley
	Name:	Timothy D. Buckley
	Title:	Treasurer

Dated: June 21, 2019

POWER OF ATTORNEY

Each of the undersigned officers and directors of Express Scripts Holding Company, a Delaware corporation, hereby constitutes and appoints Nicole S. Jones and Julia Brncic, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ Timothy C. Wentworth	President and Chief Executive Officer (Principal Executive Officer)
Timothy C. Wentworth

/s/ Timothy D. Buckley	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)
Timothy D. Buckley

/s/ Eric P. Palmer	Director
Eric P. Palmer

/s/ Mary T. Agoglia Hoeltzel	Director
Mary T. Agoglia Hoeltzel